UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): June 4, 2006


                               FirstBank NW Corp.
             (Exact name of registrant as specified in its charter)

     Washington                   000-22435                     84-1389562
(State or other jurisdiction    (Commission                   (IRS Employer
   of incorporation)            File Number)              Identification No.)


      1300 16th Avenue, Clarkston, Washington                     99403
       (Address of principal executive offices)                 (Zip Code)


        Registrant's telephone number (including area code): (509) 295-5100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[x] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     On June 4, 2006, Sterling Financial Corporation, a Washington corporation ("Sterling"), entered into an Agreement and Plan of Merger (the "Merger Agreement") with FirstBank NW Corp., a Washington corporation ("FirstBank"). Under the terms of the Merger Agreement, FirstBank will be merged with and into Sterling with Sterling being the surviving corporation in the merger.
The Merger Agreement also provides for the merger of FirstBank's financial institution subsidiary, FirstBank Northwest, with and into Sterling's financial institution subsidiary, Sterling Savings Bank, with Sterling Savings Bank being the surviving institution.

     Under the terms of the Merger Agreement, which has been unanimously approved by the Boards of Directors of both companies, each share of FirstBank common stock will be converted into 0.789 shares of Sterling common stock and $2.55 in cash, subject to certain conditions. Based upon the closing price for Sterling's common stock on June 2, 2006 of $31.19 per share, the consideration is equivalent to $27.16 per share of FirstBank common stock. Outstanding options to purchase shares of FirstBank common stock will be assumed and converted into options to purchase Sterling common stock. The transaction, which is valued at approximately $169.6 million, is expected to close in the fourth quarter of 2006, pending FirstBank shareholder and regulatory approval and the satisfaction of other customary closing conditions. The parties have agreed to pay termination fees in the event the Merger Agreement is terminated under certain conditions. All of the directors and certain officers of FirstBank have entered into voting agreements pursuant to which they have agreed to vote their shares in favor of the transaction.

     For additional information regarding the terms of the proposed transaction, reference is made to the Merger Agreement which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

Additional Information and Where to Find it
-------------------------------------------

     Sterling intends to file with the Securities and Exchange Commission a registration statement on Form S-4, and FirstBank expects to mail a proxy statement/prospectus to its security holders, containing information about the transaction. Investors and security holders of Sterling and FirstBank are urged to read the proxy statement/prospectus and other relevant materials when they become available because they will contain important information about Sterling, FirstBank and the proposed merger. In addition to the registration statement to be filed by Sterling and the proxy statement/prospectus to be mailed to the security holders of FirstBank, Sterling and FirstBank file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Investors and security holders may obtain a free copy of the proxy statement/prospectus and other relevant documents (when they become available) and any other documents filed with the Securities and Exchange Commission at its website at www.sec.gov. The documents filed by Sterling, may also be obtained free of charge from Sterling by requesting them in writing at Sterling Financial Corporation, 111 North Wall Street, Spokane, WA 99201, or by telephone at (509) 227-5389. In addition, investors and security holders may access copies of the documents filed with the Securities and Exchange Commission by Sterling on its website at www.sterlingfinancialcorporation-spokane.com. The documents filed by FirstBank may also be obtained by requesting them in writing at FirstBank NW Corp., 1300 16th Avenue, Clarkston, WA 99403 or by telephone at (509) 295-5100. In addition, investors and security holders may


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


access copies of the documents filed with the Securities and Exchange Commission by FirstBank on its website at www.fbnw.com.

     Sterling, FirstBank and their respective officers and directors may be deemed to be participants in the solicitation of proxies from the security holders of FirstBank NW with respect to the transactions contemplated by the proposed merger. Information regarding Sterling's officers and directors is included in Sterling's proxy statement for its 2006 annual meeting of shareholders filed with the Securities and Exchange Commission on March 24, 2006. Information regarding FirstBank's officers and directors is included in FirstBank's proxy statement for its 2005 annual meeting of shareholders filed with the Securities and Exchange Commission on June 17, 2005. A description of the interests of the directors and executive officers of Sterling and FirstBank in the merger will be set forth in FirstBank's proxy statement/prospectus and other relevant documents filed with the Securities and Exchange Commission when they become available.

Item 7.01 Regulation FD Disclosure.

     Attached as Exhibit 99.1 and incorporated herein by reference, is a copy of the joint press release issued by Sterling and FirstBank on June 5, 2006, announcing the signing of the merger agreement.

Forward-looking Statements

     This Form 8-K and the exhibits hereto may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about: (i) the benefits of the merger between Sterling and FirstBank, including future financial and operating results, cost savings enhancements to revenue and accretion to reported earnings that may be realized from the merger; (ii) Sterling's and FirstBank's plans, objectives, expectations and intentions and other statements that are not historical facts; and (iii) other statements identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," or words of similar meaning generally intended to identify forward-looking statements. These forward-looking statements are based upon the current beliefs and expectations of the management of Sterling and FirstBank, and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements because of numerous possible uncertainties.

     The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the businesses of Sterling and FirstBank may not be combined successfully, or such combination

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may take longer, be more difficult, time-consuming or costly to accomplish than expected; (2) the expected growth opportunities or cost savings from the merger may not be fully realized or may take longer to realize than expected;
(3) operating costs, customer losses and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected; (4) governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger; (5) the shareholders of FirstBank may fail to approve the merger; (6) adverse governmental or regulatory policies may be enacted; (7) the interest rate environment may further compress margins and adversely affect net interest income; (8) results may be adversely affected by continued diversification of assets and adverse changes to credit quality; (9) competition from other financial services companies in Sterling's and FirstBank's markets could adversely affect operations; and (10) an economic slowdown could adversely affect credit quality and loan originations. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in Sterling's and FirstBank's reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available on the Securities and Exchange Commission's website at www.sec.gov.

     FirstBank cautions that the foregoing list of factors is not exclusive. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to FirstBank or any person acting on FirstBank's behalf are expressly qualified in their entirety by the cautionary statements above. FirstBank does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

Item 9.01  Financial Statements and Exhibits

       (c)    Exhibits

        2.1 Agreement and Plan of Merger dated June 4, 2006 by and among Sterling Financial Corporation and FirstBank NW Corp.

        99.1  Joint Press Release dated June 5, 2006.


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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                    FIRSTBANK NW CORP.



     DATE: June 5, 2006             By:/s/Clyde E. Conklin
                                       ------------------------------
                                       Clyde E. Conklin
                                       President and Chief Executive Officer


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



                                  Exhibit 2.1

                Agreement and Plan of Merger dated June 4, 2006 by and among Sterling Financial Corporation and FirstBank NW Corp.

                          AGREEMENT AND PLAN OF MERGER


                                 BY AND BETWEEN


                         STERLING FINANCIAL CORPORATION


                                       AND


                                FIRSTBANK NW CORP.

                         AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                        STERLING FINANCIAL CORPORATION

                                     AND

                              FIRSTBANK NW CORP.

                              TABLE OF CONTENTS

                                                                       Page
                                                                       ----

ARTICLE I ...........................................................   1
THE MERGER ..........................................................   1
  1.1    THE MERGER ................................................    1
  1.2    EFFECTIVE TIME ............................................    2
  1.3    EFFECTS OF THE MERGER .....................................    2
  1.4    CONVERSION OF FIRSTBANK NW COMMON STOCK ...................    2
  1.5    STERLING COMMON STOCK .....................................    4
  1.6    OPTIONS ...................................................    4
  1.7    RESERVATION OF SHARES AND SECURITIES FILINGS ..............    4
  1.8    ARTICLES OF INCORPORATION .................................    5
  1.9    BYLAWS ....................................................    5
  1.10   DIRECTORS AND OFFICERS ....................................    5
  1.11   TAX CONSEQUENCES ..........................................    5
  1.12   ACCOUNTING TREATMENT ......................................    5
ARTICLE II .........................................................    5
EXCHANGE OF SHARES .................................................    5
  2.1    STERLING TO MAKE SHARES AVAILABLE..........................    5
  2.2    EXCHANGE OF SHARES; CONVERSION OF OPTIONS .................    6
ARTICLE III ........................................................    7
REPRESENTATIONS AND WARRANTIES OF FIRSTBANK NW .....................    7
  3.1    CORPORATE ORGANIZATION ....................................    7
  3.2    CAPITALIZATION ............................................    9
  3.3    AUTHORITY; NO VIOLATION ...................................   10
  3.4    CONSENTS AND APPROVALS ....................................   11
  3.5    REPORTS ...................................................   12
  3.6    FINANCIAL STATEMENTS; EXCHANGE ACT FILINGS; BOOKS AND
           RECORDS .................................................   12
  3.7    BROKER'S FEES .............................................   13
  3.8    ABSENCE OF CERTAIN CHANGES OR EVENTS ......................   13
  3.9    LEGAL PROCEEDINGS .........................................   14
  3.10   TAXES AND TAX RETURNS .....................................   14
  3.11   EMPLOYEE PLANS ............................................   15
  3.12   CERTAIN CONTRACTS .........................................   17

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



  3.13   REGULATORY AGREEMENTS .....................................   18
  3.14   STATE TAKEOVER LAWS .......................................   18
  3.15   ENVIRONMENTAL MATTERS .....................................   18
  3.16   ALLOWANCES FOR LOSSES .....................................   19
  3.17   PROPERTIES AND ASSETS .....................................   19
  3.18   INSURANCE .................................................   20
  3.19   COMPLIANCE WITH APPLICABLE LAWS ...........................   20
  3.20   LOANS .....................................................   20
  3.21   UNDISCLOSED LIABILITIES ...................................   22
  3.22   INTELLECTUAL PROPERTY RIGHTS ..............................   22
  3.23   INDEMNIFICATION ...........................................   22
  3.24   INSIDER INTERESTS .........................................   22
  3.25   FAIRNESS OPINION ..........................................   23
  3.26   TAX TREATMENT OF MERGER ...................................   23
  3.27   FIRSTBANK NW INFORMATION ..................................   23
ARTICLE IV .........................................................   23
REPRESENTATIONS AND WARRANTIES OF STERLING .........................   23
  4.1    CORPORATE ORGANIZATION ....................................   23
  4.2    CAPITALIZATION ............................................   24
  4.3    AUTHORITY; NO VIOLATION ...................................   25
  4.4    CONSENTS AND APPROVALS ....................................   26
  4.5    REPORTS ...................................................   27
  4.6    FINANCIAL STATEMENTS; EXCHANGE ACT FILINGS; BOOKS AND
           RECORDS .................................................   27
  4.7    BROKER'S FEES .............................................   28
  4.8    ABSENCE OF CERTAIN CHANGES OR EVENTS ......................   28
  4.9    LEGAL PROCEEDINGS .........................................   28
  4.10   TAXES AND TAX RETURNS .....................................   29
  4.11   REGULATORY AGREEMENTS .....................................   29
  4.12   STATE TAKEOVER LAWS .......................................   29
  4.13   ENVIRONMENTAL MATTERS .....................................   30
  4.14   ALLOWANCES FOR LOSSES .....................................   30
  4.15   COMPLIANCE WITH APPLICABLE LAWS ...........................   30
  4.16   LOANS .....................................................   31
  4.17   UNDISCLOSED LIABILITIES ...................................   32
  4.18   TAX TREATMENT OF MERGER ...................................   32
  4.19   STERLING INFORMATION ......................................   32
ARTICLE V ..........................................................   32
COVENANTS RELATING TO CONDUCT OF BUSINESS ..........................   32
  5.1    COVENANTS OF FIRSTBANK NW .................................   32
  5.2    COVENANTS OF STERLING .....................................   38
  5.3    MERGER COVENANTS ..........................................   39
ARTICLE VI .........................................................   40
ADDITIONAL AGREEMENTS ..............................................   40
  6.1    REGULATORY MATTERS ........................................   40
  6.2    ACCESS TO INFORMATION .....................................   41
  6.3    SHAREHOLDERS MEETING ......................................   42

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  6.4    LEGAL CONDITIONS TO MERGER ................................   43
  6.5    STOCK EXCHANGE LISTING ....................................   43
  6.6    EMPLOYEES .................................................   43
  6.7    INDEMNIFICATION ...........................................   44
  6.8    ADDITIONAL AGREEMENTS .....................................   46
  6.9    ADVICE OF CHANGES .........................................   46
  6.10   CURRENT INFORMATION .......................................   46
  6.11   INSTITUTION MERGER AGREEMENT ..............................   46
  6.12   CHANGE IN STRUCTURE .......................................   47
  6.13   TRANSACTION EXPENSES OF FIRSTBANK NW ......................   47
  6.14   AFFILIATE AGREEMENTS ......................................   47
  6.15   BOARD OF DIRECTORS ........................................   47
ARTICLE VII ........................................................   48
CONDITIONS PRECEDENT ...............................................   48
  7.1    CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
           MERGER ..................................................   48
  7.2    CONDITIONS TO OBLIGATIONS OF STERLING .....................   49
  7.3    CONDITIONS TO OBLIGATIONS OF FIRSTBANK NW .................   50
ARTICLE VIII .......................................................   50
TERMINATION AND AMENDMENT ..........................................   50
  8.1    TERMINATION ...............................................   50
  8.2    EFFECT OF TERMINATION .....................................   53
  8.3    AMENDMENT .................................................   55
  8.4    EXTENSION; WAIVER .........................................   55
ARTICLE IX .........................................................   55
GENERAL PROVISIONS .................................................   55
  9.1    CLOSING ...................................................   55
  9.2    NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND
           AGREEMENTS ..............................................   56
  9.3    EXPENSES ..................................................   56
  9.4    NOTICES ...................................................   56
  9.5    INTERPRETATION ............................................   57
  9.6    COUNTERPARTS ..............................................   58
  9.7    ENTIRE AGREEMENT ..........................................   58
  9.8    GOVERNING LAW .............................................   58
  9.9    ENFORCEMENT OF AGREEMENT ..................................   58
  9.10   SEVERABILITY ..............................................   58
  9.11   PUBLICITY .................................................   58
  9.12   ASSIGNMENT; LIMITATION OF BENEFITS ........................   58

EXHIBITS
      A    Institution Merger Agreement
      B    Articles of Merger
      C    Form of Voting Agreement
      D    Form of Affiliate Agreement
      E    Index Group

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



                          AGREEMENT AND PLAN OF MERGER


    This AGREEMENT AND PLAN OF MERGER, dated as of June 4, 2006 (this "Agreement"), is entered into by and between Sterling Financial Corporation, a Washington corporation ("Sterling") and FirstBank NW Corp., a Washington corporation ("FirstBank NW").

     WHEREAS, the Boards of Directors of Sterling and FirstBank NW have determined that it is in the best interests of their respective companies and shareholders to consummate the business combination transaction provided for herein in which FirstBank NW will, subject to the terms and conditions set forth herein, merge with and into Sterling, with Sterling being the surviving corporation in such merger (the "Merger").

     WHEREAS, prior to the consummation of the Merger, Sterling and FirstBank NW will respectively cause Sterling Savings Bank, a Washington-chartered bank and wholly-owned subsidiary of Sterling ("Sterling Savings Bank"), and FirstBank Northwest, a Washington-chartered savings bank and wholly-owned subsidiary of FirstBank NW ("FirstBank Northwest"), to enter into a merger agreement, in the form attached hereto as Exhibit A (the "Institution Merger Agreement"), providing for the merger (the "Institution Merger") of FirstBank Northwest with and into Sterling Savings Bank, with Sterling Savings Bank being the "Surviving Institution" of the Institution Merger.

     WHEREAS, the Merger is intended to be treated as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

     WHEREAS, concurrently with the execution of this Agreement and as a material inducement to the willingness of Sterling to enter into this Agreement, each of the FirstBank NW shareholders identified on Schedule 7.2(c) hereto is executing and delivering to Sterling a voting agreement in the form attached hereto as Exhibit C (the "Voting Agreement").

     NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows.

                                    ARTICLE I
                                   THE MERGER

     1.1  THE MERGER.

     Subject to the terms and conditions of this Agreement, at the Effective Time, FirstBank NW shall merge with and into Sterling, with Sterling being the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger. Upon consummation of the

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Merger, the corporate existence of FirstBank NW shall cease and the Surviving
Corporation shall continue to exist as a Washington corporation.

     1.2  EFFECTIVE TIME.

     The Merger shall become effective on the Closing Date (as defined in Section 9.1 hereof), as set forth in the articles of merger (the "Articles of Merger") in the form attached as Exhibit B hereto, which shall be filed with the Secretary of State of the State of Washington on the Closing Date. The term "Effective Time" shall be the date and time when the Merger becomes effective on the Closing Date.

     1.3  EFFECTS OF THE MERGER.

     At and after the Effective Time, the Merger shall have the effects set forth in Section 23B.11.060 of the Washington Business Corporation Act (the "WBCA").

     1.4  CONVERSION OF FIRSTBANK NW COMMON STOCK.

     (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of FirstBank NW common stock, par value $0.01 per share (the "FirstBank NW Common Stock"), each share of FirstBank NW Common Stock that is issued and outstanding immediately prior to the Effective Time will be converted into the right to receive (i) 0.7890 (the "Stock Exchange Ratio") shares of Sterling common stock, par value $1.00 per share ("Sterling Common Stock") and (ii) $2.55 in cash (such combination of cash and stock, the "Merger Consideration"); provided, however, that the maximum number of shares of Sterling Common Stock that may be issued in the Merger shall be 4,991,563 shares.

     (b) All of the shares of FirstBank NW Common Stock converted pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate previously representing any such shares of FirstBank NW Common Stock (each a "Certificate") shall thereafter represent the right to receive (i) the amount of cash and the number of whole shares of Sterling Common Stock, and (ii) cash in lieu of fractional shares into which the shares of FirstBank NW Common Stock represented by such Certificate have been converted pursuant to this Agreement. Certificates previously representing shares of FirstBank NW Common Stock shall be exchanged for certificates representing whole shares of Sterling Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2 hereof, without any interest thereon. If after the date hereof and prior to the Effective Time, Sterling should split or combine its common stock, or declare a dividend or other distribution on such common stock, with a distribution or record date, as applicable, prior to the Effective Time, then the Stock Exchange Ratio, the Option Exchange Ratio (as defined in Section 1.6(a) of this Agreement) and the maximum number of shares of Sterling Common Stock to be issued pursuant to Section 1.4(a) of this Agreement shall be appropriately adjusted to reflect such split, combination, dividend or distribution.

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     (c)  At the Effective Time, all shares of FirstBank NW Common Stock that are owned by FirstBank NW as treasury stock, if any, and all shares of FirstBank NW Common Stock that are owned directly or indirectly by Sterling or FirstBank NW or any Subsidiary of FirstBank NW or Sterling (except for any issued, outstanding and allocated shares held in trust pursuant to the FirstBank NW Corp. 1996 Management Recognition and Development Plan (the "FirstBank NW MRDP") or any issued and outstanding shares (i) held pursuant to the FirstBank Northwest Employee Stock Ownership Plan (the "FirstBank NW ESOP"), (ii) otherwise held in a fiduciary capacity or (iii) held as a result of debts previously contracted in good faith, shall be canceled and shall cease to exist and no stock of Sterling or other consideration shall be delivered in exchange therefor. For purposes of this Agreement, "Subsidiary" shall have the meaning given that term in Item 210.1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC").

     (d) Certificates for fractions of shares of Sterling Common Stock will not be issued. In lieu of a fraction of a share of Sterling Common Stock, each holder of FirstBank NW Common Stock entitled to a fraction of a share of Sterling Common Stock pursuant to this Agreement shall be entitled to receive an amount of cash equal to such fraction of a share of Sterling Common Stock multiplied by the average of the Daily Sales Prices (as defined in Section 8.1(h) of this Agreement) of Sterling Common Stock on the five consecutive Trading Days ending on and including the Sterling Determination Date (as defined in Section 8.1(h)). Following consummation of the Merger, no holder of FirstBank NW Common Stock shall be entitled to dividends or any other rights in respect of any such fraction.

     (e) Dissenting Shares (as defined below) (if any) shall not be converted into or represent a right to receive cash and Sterling Common Stock hereunder unless and until the holder of such Dissenting Shares (the "Dissenting Shareholder") shall have failed to perfect or shall have effectively withdrawn or lost such Dissenting Shareholder's right to dissent from the Merger as provided under the WBCA, and shall be entitled to receive only the payment provided for by Section 23B.13 of the WBCA with respect to such Dissenting Shares. FirstBank NW will give Sterling prompt notice (and in any case, within two business days) of any demand received by FirstBank NW for payment in connection with the exercise of Dissenters' Rights, and Sterling will have the right to participate in all negotiations and proceedings with respect to such demand. FirstBank NW agrees that, except with Sterling's prior written consent, which shall not be unreasonably withheld, delayed or conditioned, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Shareholder fails to make an effective demand for payment or otherwise loses such holder's status as a Dissenting Shareholder, Sterling will, as of the later of the Effective Time or ten business days from the occurrence of such event, issue and deliver, upon surrender by such Dissenting Shareholder of its Certificate(s), the cash and shares of Sterling Common Stock and any cash payment in lieu of fractional shares, in each case without interest thereon, to which such FirstBank NW shareholder would have been entitled under Section 1.4(a).

     For purposes of this Agreement, "Dissenting Shares" shall mean any shares of FirstBank NW Common Stock that are outstanding immediately prior to the Effective Time with respect to which dissenters' rights to obtain payment for such dissenting shares in accordance with Section

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23B.13 of the WBCA have been duly and properly exercised and perfected in connection with the Merger.

     1.5  STERLING COMMON STOCK.

     Each share of Sterling Common Stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding as common stock of the Surviving Corporation.

     1.6  OPTIONS.

     At the Effective Time, each option to purchase shares of FirstBank NW Common Stock (a "FirstBank NW Option") granted by FirstBank NW pursuant to the FirstBank NW 1998 Stock Option Plan (the "FirstBank NW Stock Option Plan") or assumed by FirstBank NW under the Oregon Trail Financial Corp. 1998 Stock Option Plan (the "Oregon Trail Stock Option Plan") that is outstanding and unexercised immediately prior thereto shall be automatically converted into an option to purchase shares of Sterling Common Stock in an amount and at an exercise price determined as provided below and otherwise subject to the terms of the FirstBank NW Stock Option Plan or the Oregon Trail Stock Option Plan, as applicable, under which such option was granted:

          (a) The number of shares of Sterling Common Stock to be subject to the option immediately after the Effective Time shall be equal to the product of the number of shares of FirstBank NW Common Stock subject to the option immediately before the Effective Time, multiplied by 0.8737 (the "Option Exchange Ratio"), provided that any fractional shares of Sterling Common Stock resulting from such multiplication shall be rounded up or down to the nearest whole share; and

          (b) The exercise price per share of Sterling Common Stock under the option immediately after the Effective Time shall be equal to the exercise price per share of FirstBank NW Common Stock under the option immediately before the Effective Time divided by the Option Exchange Ratio, provided that such exercise price shall be rounded to the nearest cent. The adjustment provided herein shall be and is intended to be effected in a manner that is consistent with Section 424(a) of the Code. The duration and other terms of the option immediately after the Effective Time shall be the same as the corresponding terms in effect immediately before the Effective Time, except that all references to FirstBank NW in the FirstBank NW Stock Option Plan and to Oregon Trail Financial Corp. in the Oregon Trail Stock Option Plan, as the case may be (and the corresponding references in the option agreement documenting such option), shall be deemed to be references to Sterling.

     1.7  RESERVATION OF SHARES AND SECURITIES FILINGS.

     At all times after the Effective Time, Sterling shall reserve for issuance such number of shares of Sterling Common Stock as necessary so as to permit the exercise of FirstBank NW Options converted under Section 1.6 of this Agreement. Sterling shall make all filings required under federal and state securities laws promptly (and in no event later than ten business days)

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after the Effective Time so as to permit the exercise of such converted
FirstBank NW Options and the sale of the Sterling Common Stock received by the optionee upon such exercise at and after the Effective Time.

     1.8  ARTICLES OF INCORPORATION.

     At the Effective Time, the Articles of Incorporation of Sterling, as in effect at the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation.

     1.9  BYLAWS.

     At the Effective Time, the Bylaws of Sterling, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation.

     1.10 DIRECTORS AND OFFICERS.

     Subject to Section 6.15, at the Effective Time, the directors and officers of Sterling immediately prior to the Effective Time shall continue to be directors and officers of the Surviving Corporation.

     1.11 TAX CONSEQUENCES.

     It is intended that the Merger, either alone or in conjunction with the Institution Merger, shall constitute a reorganization within the meaning of
Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for the purposes of the Code.

     1.12 ACCOUNTING TREATMENT.

     It is intended that the Merger shall be accounted for as a "purchase" under accounting principles generally accepted in the United States of America ("GAAP").

                                  ARTICLE II
                              EXCHANGE OF SHARES

     2.1  STERLING TO MAKE SHARES AVAILABLE.

     Prior to the Effective Time, Sterling shall deposit, or shall cause to be deposited, with Sterling's transfer agent, American Stock Transfer & Trust Company, or such other similarly-qualified bank, trust company or transfer agent as Sterling may select (the "Exchange Agent"), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, cash, certificates representing the shares of Sterling Common Stock and the cash in lieu of fractional shares (such cash and certificates for shares of Sterling Common Stock, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) hereof in exchange for outstanding shares of FirstBank NW Common Stock.

     2.2  EXCHANGE OF SHARES; CONVERSION OF OPTIONS.

          (a) As soon as practicable after the Effective Time, but not later than fifteen business days after the Closing Date (provided that FirstBank NW and its transfer agent have provided, or have caused to be provided, the information necessary to do so within such time frame), the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for cash and certificates representing the shares of Sterling Common Stock and the cash in lieu of fractional shares into which the shares of FirstBank NW Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Sterling Common Stock to which such holder of FirstBank NW Common Stock shall have become entitled pursuant to the provisions hereof and (y) a check representing the amount of cash and cash in lieu of a fractional share, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash and cash in lieu of fractional shares, unpaid dividends, and distributions, if any, payable to holders of Certificates.

          (b) No dividends or other distributions declared after the Effective Time with respect to Sterling Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Sterling Common Stock represented by such Certificate.

          (c) If any certificate representing shares of Sterling Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Sterling Common Stock in any name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          (d) After the Effective Time, there shall be no transfers on the stock transfer books of FirstBank NW of the shares of FirstBank NW Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for certificates representing shares of Sterling Common Stock and cash as provided in this Article II.

          (e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of FirstBank NW for six months after the Effective Time shall be returned to Sterling. Any shareholders of FirstBank NW who have not theretofore complied with this Article II shall thereafter look only to Sterling or Sterling's designated representative for payment of their cash and shares of Sterling Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on Sterling Common Stock deliverable in respect of each share of FirstBank NW Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Sterling, FirstBank NW, the Exchange Agent or any other person shall be liable to any former holder of shares of FirstBank NW Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Sterling, the posting by such person of a bond in such amount as Sterling may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the cash and shares of Sterling Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

                                 ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF FIRSTBANK NW

     Subject to the disclosures set forth in the disclosure letter of FirstBank NW delivered to Sterling concurrently with the parties' execution of this Agreement (the "FirstBank NW Disclosure Letter") (each of which disclosures, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this Article III to which it relates (unless and to the extent the relevance to other representations and warranties is readily apparent from the actual text of the disclosures), and each of which disclosures shall also be deemed to be representations and warranties made by FirstBank NW to Sterling under this Article III), FirstBank NW hereby makes the following representations and warranties to Sterling, each of which is being relied upon by Sterling as a material inducement to Sterling to enter into and perform this Agreement.

     3.1  CORPORATE ORGANIZATION.

          (a) FirstBank NW is a corporation duly organized and validly existing under the laws of the State of Washington. FirstBank NW has the corporate and other power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by it or the character or location of any material properties or assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as defined below) on FirstBank NW. FirstBank NW is duly registered as a savings and loan holding company with the Office of Thrift Supervision (the "OTS") under the Home Owners' Loan Act of 1933 (the "HOLA"). FirstBank Northwest is the only direct Subsidiary of FirstBank

NW. Section 3.1(a) of the FirstBank NW Disclosure Letter sets forth true, correct and complete copies of the Articles of Incorporation and Bylaws of FirstBank NW as in effect as of the date of this Agreement.

          (b) FirstBank Northwest is a state stock savings bank organized and validly existing under the laws of the State of Washington. The deposit accounts of FirstBank Northwest are insured by the Federal Deposit Insurance Corporation (the "FDIC") to the fullest extent permitted by Law (as defined in Section 3.3), and all premiums and assessments due the FDIC in connection therewith have been paid by FirstBank Northwest. TriStar Financial Corporation and Pioneer Development Corp. are the only Subsidiaries of FirstBank Northwest. As of the date hereof, FirstBank Northwest is "well-capitalized" (as that term is defined at 12 C.F.R. 565.4) and its most recent examination rating under the Community Reinvestment Act of 1977 was "satisfactory." FirstBank Northwest and its Subsidiaries have the corporate and other power and authority to own or lease all of their properties and assets and to carry on their business as it is now being conducted and are duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by them or the character or location of any material properties or assets owned or leased by them makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on FirstBank NW. Section 3.1(b) of the FirstBank NW Disclosure Letter sets forth true, correct and complete copies of the Articles of Incorporation and Bylaws of FirstBank Northwest and the Articles of Incorporation and Bylaws (or equivalent documents) of TriStar Financial Corporation and Pioneer Development Corp. as in effect as of the date of this Agreement.

          (c) The minute books of FirstBank NW and its Subsidiaries, in all material respects, contain accurate records of all meetings and accurately reflect all other material actions taken by the shareholders, the Boards of Directors and all standing committees of the Boards of Directors since March 31, 2000.

          (d) The term "Material Adverse Effect" with respect to Sterling or FirstBank NW, as the case may be, means a condition, event, change or occurrence that has had or is reasonably likely to have a material adverse effect upon the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, or materially impairs the ability of such party to perform its obligations under, or to consummate the transactions contemplated by, this Agreement; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect on the referenced party the cause of which is (i) any change in banking, savings association or similar laws, rules or regulations of general applicability or interpretations thereto by courts or governmental authorities, (ii) any change in GAAP or regulatory accounting requirements applicable to banks, savings associations or their holding companies generally, (iii) any action or omission of Sterling, FirstBank NW or any Subsidiary of either of them taken with the prior written consent of Sterling or FirstBank NW, as applicable, or as otherwise expressly contemplated by this Agreement, (iv) any changes in general economic, market or political conditions affecting banks, thrifts or their holding companies generally, (v) the impact of the announcement of this Agreement and the transactions contemplated hereby, (vi) the payment of any amounts due to, or the provision of any benefits to, any directors, officers, or employees under contracts, arrangements, plans or programs currently in effect, (vii) the payment or provision for payment of expenses incurred relating to this Agreement and the transactions contemplated hereby, (viii) any adjustments pursuant to FAS 115, (ix) changes in national or international political or social conditions including the engagement by the United States in hostilities whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it is uniquely affects either or both of the parties, or (x) any change in the value of the securities or loan portfolio, or any change in value of the deposits or borrowings, from a change in interest rates generally, provided that the effect of such changes described in clauses (iv), (ix) and (x) hereof shall not be excluded to the extent of any materially disproportionate impact (if any) they have on such party.

     3.2  CAPITALIZATION.

          (a) The authorized capital stock of FirstBank NW consists of 49,500,000 shares of FirstBank NW Common Stock and 500,000 shares of preferred stock, par value $0.01 per share. As of the date hereof, there are: (i) 6,061,386 shares of FirstBank NW Common Stock issued and outstanding, including 303,754 shares held by the FirstBank NW ESOP and no shares held by the FirstBank MRDP; (ii) no shares of FirstBank NW Common Stock held in FirstBank NW's treasury; and (iii) no shares of FirstBank NW Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise, except for 318,306 shares of FirstBank NW Common Stock reserved for issuance pursuant to the FirstBank NW Stock Option Plan and the Oregon Trail Stock Option Plan (of which, collectively, options to purchase 265,056 shares are currently outstanding). No shares of the referred stock are issued and outstanding. All of the issued and outstanding shares of FirstBank NW Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for the FirstBank NW Stock Option Plan and the Oregon Trail Stock Option Plan, FirstBank NW does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of FirstBank NW Common Stock or any other equity security of FirstBank NW or any securities representing the right to purchase or otherwise receive any shares of FirstBank NW Common Stock or any other equity security of FirstBank NW. With respect to each option outstanding as of the date hereof, the names of each optionee, the date of each option to purchase FirstBank NW Common Stock granted, the number of shares subject to each such option and the price at which each such option may be exercised are set forth in Section 3.2(a) of the FirstBank NW Disclosure Letter and no such option expires more than ten years from the date of the grant thereof.

          (b) FirstBank NW owns, directly or indirectly, all of the issued and outstanding shares of capital stock of its Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No FirstBank NW Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of its capital stock or any other equity security or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security.

     3.3  AUTHORITY; NO VIOLATION.

          (a) FirstBank NW has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of regulatory and shareholder approvals, to consummate the transactions contemplated hereby.
The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of FirstBank NW. The Board of Directors of FirstBank NW, at a meeting duly called and held, has determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the FirstBank NW shareholders and resolved to recommend that the holders of the FirstBank NW Common Stock adopt this Agreement. Except for the adoption of this Agreement by the affirmative vote by the holders of a majority of the outstanding shares of FirstBank NW Common Stock, no other corporate proceedings on the part of FirstBank NW (except for matters related to setting the date, time, place and record date for said meeting) are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by FirstBank NW and (assuming due authorization, execution and delivery by Sterling of this Agreement) this Agreement constitutes a valid and binding obligation of FirstBank NW, enforceable against FirstBank NW in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, fraudulent conveyance and similar Laws affecting creditors' rights and remedies generally.

          (b) FirstBank Northwest has full corporate or other power and authority to execute and deliver the Institution Merger Agreement and, subject to the receipt of regulatory and shareholder approvals, to consummate the transactions contemplated thereby. The execution and delivery of the Institution Merger Agreement and the consummation of the transactions contemplated thereby will be duly and validly approved by the Board of Directors of FirstBank Northwest, and by FirstBank NW as the sole shareholder of FirstBank Northwest prior to the Effective Time. All corporate proceedings on the part of FirstBank Northwest necessary to consummate the transactions contemplated thereby will have been taken prior to the Effective Time. The Institution Merger Agreement, upon execution and delivery by FirstBank Northwest, will be duly and validly executed and delivered by FirstBank Northwest and will (assuming due authorization, execution and delivery by Sterling Savings Bank) constitute a valid and binding obligation of FirstBank Northwest, enforceable against FirstBank Northwest in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors' rights and remedies generally.

          (c) Neither the execution and delivery of this Agreement by FirstBank NW or the Institution Merger Agreement by FirstBank Northwest, nor the consummation by FirstBank NW or its Subsidiaries, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by FirstBank NW or its Subsidiaries, as the case may be, with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Articles of Incorporation or

Bylaws of FirstBank NW or the Charter or Bylaws (or the equivalent documents) of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 3.4 hereof are duly obtained, (x) violate any Laws applicable to FirstBank NW or its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a material breach of any provision of or the loss of any benefit under, constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a material default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of FirstBank NW or any of its Subsidiaries under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which FirstBank NW or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

          (d) For the purposes of this Agreement, "Laws" shall mean any and all statutes, laws, ordinances, rules, regulations and other rules of law enacted, promulgated or issued by any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization including, without limitation, the Washington State Department of Financial Institutions (the "DFI"), the OTS, the FDIC, the SEC and any self-regulatory organization (each, a "Governmental Entity").

     3.4  CONSENTS AND APPROVALS.

          (a) Except for: (i) the filings of applications or notices with, and approvals or waivers by, the Federal Reserve Board, the FDIC, the OTS and the DFI; (ii) the filing with the SEC and declaration of effectiveness of a registration statement on Form S-4 (the "Registration Statement") including the proxy statement/prospectus (the "Proxy Statement/Prospectus") relating to a meeting, including any adjournments thereof, of FirstBank NW shareholders to be held in connection with this Agreement and the Merger (the "FirstBank NW Meeting"); (iii) approval of the listing on the NASDAQ Stock Market ("NASDAQ") of the Sterling Common Stock to be issued in connection with the Merger; (iv) the adoption of this Agreement by the requisite vote of the shareholders of FirstBank NW; (v) the filing of the Articles of Merger pursuant to the WBCA;
(vi) such filings and approvals as are required to be made or obtained under applicable state securities laws or with NASDAQ in connection with the issuance of the shares of Sterling Common Stock pursuant to this Agreement; and (vii) the filings and approvals required in connection with the Institution Merger Agreement and the Institution Merger, no consents or approvals of or filings or registrations with any Governmental Entity, or with any third party are necessary in connection with: (1) the execution and delivery by FirstBank NW of this Agreement; (2) the consummation by FirstBank NW of the Merger and the other transactions contemplated hereby; (3) the execution and delivery by FirstBank Northwest of the Institution Merger Agreement (other than the notice and opinion of counsel to be furnished to Wisconsin Capital Corporation pursuant to a Subordinated Debenture Purchase Agreement dated June 10, 2005); and (4) the consummation by FirstBank Northwest of the Institution Merger and the transactions contemplated thereby; except, in each case, for such consents, approvals or filings, the failure of which to obtain will not have a Material Adverse Effect on the ability of FirstBank NW or FirstBank Northwest to consummate the transactions contemplated hereby.

          (b) As of the date hereof, FirstBank NW has no knowledge of any reason why approval or effectiveness of any of the applications, notices or filings referred to in Section 3.4(a) cannot be obtained or granted on a timely basis.

     3.5  REPORTS.

     Since March 31, 2005, FirstBank NW and its Subsidiaries have timely filed all reports, registrations and applications, together with any amendments required to be made with respect thereto, that they have been required to file with any Governmental Entities. As of its respective filing date (subject to any subsequent amendment thereto), each such report, registration, application and amendment complied in all material respects with all rules and regulations promulgated by the applicable Governmental Entity and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of FirstBank NW and its Subsidiaries, no Governmental Entity is conducting, or has conducted, any proceeding or investigation into the business or operations of FirstBank NW or any of its Subsidiaries since March 31, 2005. There is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report or letter relating to any examinations of FirstBank NW or any of its Subsidiaries.

     3.6  FINANCIAL STATEMENTS; EXCHANGE ACT FILINGS; BOOKS AND
          RECORDS.

     FirstBank NW has previously made available to Sterling true, correct and complete copies of (i) the audited consolidated balance sheets of FirstBank NW and its Subsidiaries as of March 31, 2006 and 2005 and the related audited consolidated statements of income, shareholders' equity and comprehensive income and cash flows for the fiscal years 2006, 2005 and 2004, inclusive, as reported in FirstBank NW's Annual Report on Form 10-K for the fiscal year ended March 31, 2006 filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in each case accompanied by the audit report of Moss Adams LLP, independent registered public accounting firm with respect to FirstBank NW. The financial statements referred to in this Section
3.6 (including the related notes, where applicable) fairly present (subject, in the case of the unaudited statements, to normal recurring audit adjustments), the results of the consolidated operations and consolidated financial condition of FirstBank NW and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. FirstBank NW's Annual Report on Form 10-K for the fiscal year ended March 31, 2005, and all reports subsequently filed under the Exchange Act (the "FirstBank NW Exchange Act Reports") comply (or, in the case of FirstBank NW Exchange Act Reports filed subsequent to the date hereof, will comply) in all material respects with the appropriate requirements for such reports under the Exchange Act, and FirstBank NW has previously delivered or made available to Sterling true, correct and complete copies of the reports filed prior to the date hereof.
The books and records of FirstBank NW and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Neither FirstBank NW nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement relating to any transaction or relationship between or among FirstBank NW or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand, or any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act.

     3.7  BROKER'S FEES.

     Neither FirstBank NW nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement or the Institution Merger Agreement, except that FirstBank NW has engaged, and will pay a fee to Sandler O'Neill & Partners, L.P. ("Sandler") in accordance with the terms of a letter agreement between Sandler and FirstBank NW, dated February 10, 2006 and a fee to RP Financial, LC. ("RP Financial") for addressing the fairness of the aggregate consideration to be issued in the Merger in accordance with the terms of a letter agreement between RP Financial and FirstBank NW, dated February 17, 2006.

     3.8  ABSENCE OF CERTAIN CHANGES OR EVENTS.

          (a) Except as disclosed in any FirstBank NW Exchange Act Report filed with the SEC prior to the date of this Agreement: (i) neither FirstBank NW nor any of its Subsidiaries has incurred any material liability, except as contemplated by this Agreement or in the ordinary course of their business;
(ii) neither FirstBank NW nor any of its Subsidiaries has discharged or satisfied any material lien or paid any material obligation or liability (absolute or contingent), other than in the ordinary course of business; (iii) neither FirstBank NW nor any of its Subsidiaries has sold, assigned, transferred, leased, exchanged or otherwise disposed of any of its material properties or assets other than in the ordinary course of business; (iv) neither FirstBank NW nor any of its Subsidiaries has suffered any material damage, destruction, or loss, whether as a result of fire, explosion, earthquake, accident, casualty, labor trouble, requisition or taking of property by any Governmental Entity, flood, windstorm, embargo, riot, act of God or other casualty or event, whether or not covered by insurance; (v) neither FirstBank NW nor any of its Subsidiaries has cancelled or compromised any debt, except for debts charged off or compromised in accordance with the past practice of FirstBank NW or any of its Subsidiaries, as the case may be; and (vi) no event has occurred which has had or is reasonably certain to have, individually or in the aggregate, a Material Adverse Effect on FirstBank NW.

          (b) Except as disclosed in any FirstBank NW Exchange Act Report filed with the SEC prior to the date of this Agreement, since March 31, 2003, FirstBank NW and its Subsidiaries have in all material respects carried on their respective businesses in the ordinary and usual course consistent with their past practices, other than the sale process conducted by FirstBank NW that has resulted in this Agreement.

     3.9  LEGAL PROCEEDINGS.

          (a) Neither FirstBank NW nor any of its Subsidiaries is a party to any, and there are no pending, or to FirstBank NW's knowledge, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against FirstBank NW or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect upon FirstBank NW or that challenge the validity or propriety of the transactions contemplated by this Agreement or the Institution Merger Agreement.

          (b) There is no injunction, order, judgment, decree or regulatory restriction imposed upon FirstBank NW, its Subsidiaries or the assets of FirstBank NW or its Subsidiaries which has had, or could reasonably be expected to have a Material Adverse Effect on FirstBank NW or the Surviving Corporation.

     3.10 TAXES AND TAX RETURNS.

          (a) Since March 31, 2000, each of FirstBank NW and its Subsidiaries has duly filed all material Federal, state, local and foreign Tax Returns (as defined below) required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects).

          (b) Since March 31, 2000, each of FirstBank NW and its Subsidiaries has duly paid or made provisions for the payment of all material Taxes (as defined below) which have been incurred or are due or claimed to be due from it by Federal, state, local and foreign taxing authorities on or prior to the date hereof.

          (c) All liability with respect to the Tax Returns of FirstBank NW, its Subsidiaries and, to the knowledge of FirstBank NW, Oregon Trail Financial Corp., has been satisfied for all years to and including 2005.

          (d) Neither the Internal Revenue Service ("IRS") nor any other Governmental Entity has notified FirstBank NW of, or otherwise asserted, that there are any material deficiencies with respect to the Tax Returns of FirstBank NW, any Subsidiary or Oregon Trail Financial Corp.

          (e) There are no material disputes pending, or claims asserted for, Taxes or assessments upon FirstBank NW, any of its Subsidiaries or Oregon Trail Financial Corp., nor has FirstBank NW or any of its Subsidiaries been requested to give any waivers extending the statutory period of limitation applicable to any Federal, state or local Tax Return for any period.

          (f) Neither FirstBank NW nor any Subsidiary has any liability for the Taxes of any Person (other than FirstBank NW or any Subsidiary) under
Section 1.1502-6 of the Treasury Regulations promulgated under the Code (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise.

          (g) Neither FirstBank NW nor any Subsidiary will be required to include any item in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date; or (ii) "closing agreement" described in
Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law).

     For the purposes of this Agreement, unless expressly defined elsewhere, "Taxes" (and, with correlative meaning, "Taxes" and "Taxable") shall mean all taxes, charges, fees, levies, penalties or other assessments or charges of any kind whatsoever imposed by any United States federal, state, local or foreign taxing authority having jurisdiction over a party or its Subsidiaries, including, but not limited to, income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto (whether disputed or not).

     For purposes of this Agreement, unless expressly defined elsewhere, "Tax Return" shall mean any return, report, information return or other document (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment and any related or supporting information) with respect to Taxes filed with a taxing authority having jurisdiction over a party or its Subsidiaries.

     3.11 EMPLOYEE PLANS.

          (a) Section 3.11(a) of the FirstBank NW Disclosure Letter sets forth a true and complete list of each employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), arrangement or agreement that is maintained or contributed to as of the date of this Agreement, or that has since March 31, 2000 been maintained or contributed to, by FirstBank NW or any of its Subsidiaries or any other entity which together with FirstBank NW would be deemed a "single employer" within the meaning of Section 4001 of ERISA or Sections 414(b), (c), (m) or (o) of the Code (an "ERISA Affiliate") or under which FirstBank NW or any of its Subsidiaries or any ERISA Affiliate has any liability (collectively, the "Plans").

          (b) FirstBank NW has previously made available to Sterling true, correct and complete copies of each of the Plans and all related documents, including but not limited to: (i) the actuarial report for such Plans (if applicable) for the last year; (ii) the most recent determination letter from the IRS (if applicable) for such Plans; (iii) the current summary Plan description and any summaries of material modification; (iv) all annual reports (Form 5500 series) for each Plan filed for each of the preceding three plan years; (v) all agreements with fiduciaries and service providers relating to the Plans; (vi) all substantive correspondence relating to any such Plans addressed to or received from the IRS, the Department of Labor, the

Pension Benefit Guaranty Corporation or any other governmental agency; and
(vii) all Forms 5310 for each Plan filed for each of the preceding three plan years.

          (c) (i) Each of the Plans has been operated and administered in all material respects in compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified;
(iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, and there has not been a material adverse change in the financial condition of such Plans; (iv) no Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of FirstBank NW or any of its Subsidiaries beyond their retirement or other termination of service, other than (w) coverage mandated by applicable Law, (x) death benefits or retirement benefits under a Plan that is an "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits under a Plan that are accrued as liabilities in accordance with GAAP on the books of FirstBank NW or any of its Subsidiaries, or (z) benefits the full cost of which is borne by the current or former employee (or the employee's beneficiary); (v) FirstBank NW and its Subsidiaries have reserved the right to amend, terminate and modify any Plan providing post-retirement death or medical benefits; (vi) no material liability under Title IV of ERISA has been incurred by FirstBank NW, any of its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to FirstBank NW or any of its Subsidiaries of incurring a material liability thereunder; (vii) none of FirstBank NW, its Subsidiaries or any ERISA Affiliate has incurred, and FirstBank NW does not expect that any such entity will incur, any material withdrawal liability with respect to a "multi employer pension plan" (as such term is defined in Section 3(37) of ERISA) under Title IV of ERISA, or any material liability in connection with the termination or reorganization of a multiemployer pension plan; (viii) all contributions or other amounts required to be paid by FirstBank NW, any of its Subsidiaries or any ERISA Affiliates as of the Effective Time with respect to each Plan and all other liabilities of each such entity with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code (to the extent applicable); (ix) neither FirstBank NW nor any Subsidiary or ERISA Affiliate has engaged in a transaction in connection with which FirstBank NW or its Subsidiaries are subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code; (x) to the knowledge of FirstBank NW, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto; (xi) no Plan, program, agreement or other arrangement, either individually or collectively, provides for any payment by FirstBank NW or any of its Subsidiaries that would not be deductible under Sections 162(a)(1), 162(m) or 404 of the Code or that would constitute a "parachute payment" within the meaning of Section 280G of the Code, nor is there outstanding under any such Plan, program, agreement or arrangement, any limited stock appreciation right or any similar right or instrument; (xii) no "accumulated funding deficiency," as defined in Section 302(a)(2) of ERISA or
Section 412 of the Code, whether or not waived, and no "unfunded current liability," as determined under Section 412(l) of the Code, exists with respect to any Plan;

(xiii) no Plan has experienced a "reportable event" (as such term is defined in Section 4043(c) of ERISA) that is not subject to an administrative or statutory waiver from the reporting requirement; (xiv) FirstBank NW, its Subsidiaries and any ERISA Affiliates have duly and timely filed all returns, forms, documents and reports required to be filed pursuant to ERISA and the Code; and (xv) to the knowledge of FirstBank NW, all Plans subject to Section 409A of the Code have been operated and administered in good faith compliance with Section 409A of the Code from the period beginning January 1, 2005 through the date of this Agreement, none of these Plans have been "materially modified" (as defined in Section 409A of the Code) since October 3, 2004, and FirstBank NW does not have any obligations to service providers with respect to any deferred compensation plan, agreement, method or arrangement that might be subject to excise tax under Section 409A of the Code.

          (d) No action taken pursuant to Section 1.6 hereof will violate the terms of the FirstBank NW Stock Option Plan or the Oregon Trail Stock Option Plan, constitute a violation of any Laws or give rise to liability to any option holder.

     3.12 CERTAIN CONTRACTS.

          (a) Neither FirstBank NW nor any of its Subsidiaries is a party to or bound by any written or oral contract, plan, commitment or any other arrangement: (i) with respect to the employment of any directors, officers, employees or consultants; (ii) which, upon the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in or accelerate any payment (whether severance, retirement, change of control or otherwise) becoming due from Sterling, FirstBank NW, any of their Subsidiaries or the Surviving Corporation to any director, officer or employee thereof; (iii) which materially restricts the conduct of any line of business by FirstBank NW or any of its Subsidiaries; (iv) with or to a labor union or guild (including any collective bargaining agreement); (v) that is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC); or (vi) which involved payments by FirstBank NW or any of its Subsidiaries in the fiscal year ended March 31, 2006 of more than $250,000 or which could reasonably be expected to involve payments during the fiscal year ending March 31, 2007 or any year thereafter of more than $250,000, other than (a) any such contract that is terminable at will on 60 days or less notice without payment of a penalty in excess of $10,000, (b) deposit liabilities and (c) debts for borrowed funds. Section 3.12(a) of the FirstBank NW Disclosure Letter sets forth true, correct and complete copies of all employment, consulting and deferred compensation agreements to which FirstBank NW or any of its Subsidiaries is a party. Each contract, arrangement or commitment of the type described in this Section 3.12(a) is referred to herein as a "FirstBank NW Contract."

          (b) (i) Each FirstBank NW Contract is a valid and binding commitment of FirstBank NW and is in full force and effect; (ii) each of FirstBank NW and its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each FirstBank NW Contract; (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of FirstBank NW or any of its Subsidiaries under any such FirstBank NW Contract; and (iv) neither FirstBank NW nor any of its Subsidiaries has received notice of any violation or imminent violation of any FirstBank NW Contract by any other party thereto.

     3.13 REGULATORY AGREEMENTS.

     Neither FirstBank NW nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions (each of the foregoing, a "Regulatory Agreement"), at the request of any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has FirstBank NW or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

     3.14 STATE TAKEOVER LAWS.

     FirstBank NW and its Board of Directors have taken, or by the Effective Time will have taken, all necessary action so that the provisions of Section 23B.19 of the WBCA and any applicable provisions of the takeover laws of any other state (and any comparable provisions of FirstBank NW's Articles of Incorporation and Bylaws) do not and will not apply to this Agreement, the Merger or the transactions contemplated hereby or thereby.

     3.15 ENVIRONMENTAL MATTERS.

     There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on FirstBank NW or any of its Subsidiaries of any liability or obligation arising under common law standards relating to environmental protection, human health or safety, or under any local, state or federal environmental statute, regulation or ordinance, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, the "Environmental Laws"), pending or, to the knowledge of FirstBank NW, threatened against FirstBank NW or any of its Subsidiaries, which liability or obligation would have or would reasonably be expected to have a Material Adverse Effect on FirstBank NW. To the knowledge of FirstBank NW, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to have a Material Adverse Effect on FirstBank NW. To the knowledge of FirstBank NW, during or prior to the period of (i) its or any of its Subsidiaries' ownership or operation of any of their respective current properties, (ii) its or any of its Subsidiaries' participation in the management of any property, or (iii) its or any of its Subsidiaries' holding of a security interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to have a Material Adverse Effect on FirstBank NW. Neither FirstBank NW nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation pursuant to or under any Environmental Law that would have or would reasonably be expected to have a Material Adverse Effect on FirstBank NW.

     3.16 ALLOWANCES FOR LOSSES.

     All allowances for losses reflected in FirstBank NW's most recent reports referred to in Section 3.5 and financial statements referred to in Section 3.6 complied with all Laws and are reported in accordance with GAAP. Neither FirstBank NW nor any of its Subsidiaries has been notified by any Governmental Entity or by FirstBank NW's independent auditor, in writing or otherwise, that: (i) such allowances are inadequate; (ii) the practices and policies of FirstBank NW or any of its Subsidiaries in establishing such allowances and in accounting for non-performing and classified assets generally fail to comply with applicable accounting or regulatory requirements; or (iii) such allowances are inadequate or inconsistent with the historical loss experience of FirstBank NW or any of its Subsidiaries. Section 3.16 of the FirstBank NW Disclosure Letter sets forth a complete list of all extensions of credit and other real estate owned ("OREO") that as of March 31, 2006 were classified as special mention, substandard, doubtful, loss or words of similar import. All OREO, if any, held by FirstBank NW or any of its Subsidiaries is being carried at fair value in accordance with GAAP.

     3.17 PROPERTIES AND ASSETS.

     Section 3.17 of the FirstBank NW Disclosure Letter lists as of the date of this Agreement: (i) all real property owned by FirstBank NW and its Subsidiaries; (ii) each real property lease, sublease or installment purchase arrangement to which FirstBank NW or any of its Subsidiaries is a party; (iii) a description of each contract for the purchase, sale, or development of real estate to which FirstBank NW or any of its Subsidiaries is a party; and (iv) each item of FirstBank NW's or any of its Subsidiaries' tangible personal property and equipment with a net book value of $30,000 or more or having any annual lease payment of $25,000 or more. Except for (a) items reflected in FirstBank NW's consolidated financial statements as of March 31, 2006 referred to in Section 3.6 hereof, (b) exceptions to title that do not interfere materially with FirstBank NW's or any of its Subsidiaries' use and enjoyment of owned real property (other than OREO), (c) liens for current real estate taxes not yet delinquent, or being contested in good faith, properly reserved against, (d) properties and assets sold or transferred in the ordinary course of business consistent with past practices since March 31, 2005, and (e) items listed in Section 3.17(e) of the FirstBank NW Disclosure Letter, FirstBank NW and its Subsidiaries have good and, as to owned real property, marketable and insurable title to all their owned real and tangible personal property, free and clear of all material liens, claims, charges and other encumbrances. FirstBank NW and its Subsidiaries, as lessees, have the right under valid and subsisting leases to occupy, use and possess all property leased by them. To the knowledge of FirstBank NW, all real property and fixed assets used by FirstBank NW and its Subsidiaries are in good operating condition and repair (subject to ordinary wear and tear) suitable for the purposes for which they are currently utilized, and comply in all material respects with all Laws relating thereto now in effect. FirstBank NW and its Subsidiaries enjoy peaceful and undisturbed possession under all leases for the use of all property under which they are the lessees, and all leases to which

FirstBank NW or any of its Subsidiaries is a party are valid and binding obligations of FirstBank NW or any of its Subsidiaries in accordance with the terms thereof. Neither FirstBank NW nor any of its Subsidiaries is in material default with respect to any such lease, and there has occurred no default by FirstBank NW or any of its Subsidiaries or event which with the lapse of time or the giving of notice, or both, would constitute a material default by FirstBank NW or any of its Subsidiaries under any such lease. To the knowledge of FirstBank NW, there are no Laws, conditions of record, or other impediments that materially interfere with the intended use by FirstBank NW or any of its Subsidiaries of any of the property owned, leased, or occupied by them.

     3.18 INSURANCE.

          (a) FirstBank NW and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of FirstBank NW reasonably has determined to be prudent in accordance with industry practice. FirstBank NW and its Subsidiaries are in material compliance with their insurance policies and are not in default under any of the material terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of FirstBank NW and its Subsidiaries and policies on which a third party is named as an additional insured, FirstBank NW or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

          (b) The existing insurance carried by FirstBank NW and its Subsidiaries is sufficient for compliance by FirstBank NW and its Subsidiaries with all requirements of Law and agreements to which FirstBank NW or its Subsidiaries are subject. Section 3.18 of the FirstBank NW Disclosure Letter contains a true, correct and complete list as of the date hereof of all material insurance policies and bonds maintained by FirstBank NW and its Subsidiaries, including the name of the insurer, the policy number, the type of policy and any applicable deductibles. True, correct and complete copies of all such policies and bonds set forth in Section 3.18 of the FirstBank NW Disclosure Letter, as in effect on the date hereof, have been delivered or made available to Sterling.

     3.19 COMPLIANCE WITH APPLICABLE LAWS.

     Each of FirstBank NW and its Subsidiaries has complied (after giving effect to any non-compliance and cure) and is in compliance in all material respects with all Laws applicable to it or to the operation of its business. Neither FirstBank NW nor its Subsidiaries have received any notice of any material alleged or threatened claim, violation of or liability under any such Laws that has not heretofore been cured and for which there is any remaining liability.

     3.20 LOANS.

          (a) All loans, loan commitments, letters of credit and other extensions of credit ("Loans") owned by FirstBank NW or any of its Subsidiaries, or in which FirstBank NW or any of its Subsidiaries has an interest, comply in all material respects with all Laws, including, but not limited to, applicable usury statutes, underwriting and recordkeeping requirements and the Truth in Lending Act, the Equal Credit Opportunity Act and the Real Estate Settlement Procedures Act, and other applicable consumer protection statutes and the regulations thereunder. There are no oral loans, loan commitments or other extensions of credit owned by FirstBank NW or any of its Subsidiaries, or in which FirstBank NW or any of its Subsidiaries has an interest.

          (b) All Loans have been made or acquired by FirstBank NW in all material respects in accordance with Board of Director-approved loan policies. Each of FirstBank NW and its Subsidiaries holds the Loans contained in its loan portfolio for its own benefit to the extent of its interest shown therein; such Loans include liens having the priority indicated by their terms, subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in attorneys' opinions regarding title or in title insurance policies in the mortgage files relating to the Loans secured by real property or are not material as to the collectability of such Loans; all Loans owned by FirstBank NW and its Subsidiaries are with full recourse to the borrowers, and neither FirstBank NW nor its Subsidiaries have taken any action that would result in a waiver or negation of any rights or remedies available against the borrower or guarantor, if any, on any Loan, other than in the ordinary course of business. To the knowledge of FirstBank NW, all applicable remedies against all borrowers and guarantors are enforceable except as such enforcement may be limited by general principles of equity whether applied in a court of law or a court in equity and by bankruptcy, insolvency, fraudulent conveyance, and similar Laws affecting creditors' rights and remedies generally. All Loans purchased or originated by FirstBank NW or any of its Subsidiaries and subsequently sold by FirstBank NW or any of its Subsidiaries have been sold without recourse to FirstBank NW or any of its Subsidiaries (other than with respect to customary representations and warranties) and without any liability under any yield maintenance or similar obligation. True, correct and complete copies of Loan delinquency reports prepared by FirstBank NW and its Subsidiaries, which reports include all Loans delinquent or otherwise in default as of March 31, 2006 are set forth in Section 3.20(b) of the FirstBank NW Disclosure Letter. True, correct and complete copies of the currently effective lending policies of FirstBank NW and its Subsidiaries have been furnished or made available to Sterling.

          (c) Each outstanding Loan participation sold by FirstBank NW or any of its Subsidiaries was sold with the risk of non-payment of all or any portion of that underlying Loan to be shared by each participant (including FirstBank NW or any of its Subsidiaries) proportionately to the share of such Loan represented by such participation without any recourse of such other lender or participant to FirstBank NW or any of its Subsidiaries for payment or repurchase of the amount of such Loan represented by the participation or liability under any yield maintenance or similar obligation. Each of FirstBank NW and its Subsidiaries has properly fulfilled in all material respects its contractual responsibilities and duties in any Loan in which it acts as the lead lender or servicer and has complied in all material respects with its duties as required under applicable regulatory requirements.

          (d) Each of FirstBank NW and its Subsidiaries has properly perfected or caused to be properly perfected all security interests, liens, or other interests in any collateral securing any Loans made by it.

     3.21 UNDISCLOSED LIABILITIES.

     Except for (i) those liabilities that are accrued for or recorded in the FirstBank NW Exchange Act Reports or (ii) liabilities incurred in the ordinary course of business since the latest FirstBank NW Exchange Act Report, neither FirstBank NW nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or would be reasonably expected to have, a Material Adverse Effect on FirstBank NW.

     3.22 INTELLECTUAL PROPERTY RIGHTS.

     FirstBank NW and each of its Subsidiaries owns or possesses all legal rights, or is licensed or otherwise has the right to use, all proprietary rights, including without limitation trademarks, trade names, service marks and copyrights, if any, that are material to the conduct of their existing businesses. Section 3.22 of the FirstBank NW Disclosure Letter sets forth all proprietary rights that are material to the conduct of business of FirstBank NW or any of its Subsidiaries. Neither FirstBank NW nor any of its Subsidiaries is bound by or a party to any options, licenses or agreements of any kind with respect to any trademarks, service marks or trade names which it claims to own. Neither FirstBank NW nor any of its Subsidiaries has received any communications alleging that any of them has violated any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or any other proprietary rights of any other person or entity.

     3.23 INDEMNIFICATION.

     FirstBank NW has no knowledge of any action or failure to take action by any director, officer, employee or agent of FirstBank NW or any FirstBank NW Subsidiary which would give rise to a claim or a potential claim by any such person for indemnification from FirstBank NW or any FirstBank NW Subsidiary under the Articles of Incorporation, Bylaws (or equivalent documents) or Laws applicable to FirstBank NW or any FirstBank NW Subsidiary.

     3.24 INSIDER INTERESTS.

          (a) All outstanding Loans and other contractual arrangements (including deposit relationships) between FirstBank NW or any FirstBank NW Subsidiary and any officer, director, employee or greater than five-percent shareholder of FirstBank NW (or any affiliate of any of them) of FirstBank NW or any FirstBank NW Subsidiary conform to applicable Laws.

          (b) No officer, director or employee of FirstBank NW or any FirstBank NW Subsidiary has an outstanding Loan from FirstBank NW or any of its Subsidiaries or any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of FirstBank NW or any FirstBank NW Subsidiary.

     3.25 FAIRNESS OPINION.

     FirstBank NW has received an opinion from RP Financial dated as of the date hereof to the effect that, in its opinion, the aggregate consideration pursuant to this Agreement is fair to the holders of FirstBank NW Common Stock from a financial point of view.

     3.26 TAX TREATMENT OF MERGER.

     As of the date of this Agreement, FirstBank NW is not aware of any fact or state of affairs relating to FirstBank NW that could cause the Merger not to be treated as a "reorganization" under Section 368(a) of the Code.

     3.27 FIRSTBANK NW INFORMATION.

     The information provided in writing by FirstBank NW relating to FirstBank NW and its Subsidiaries that is to be contained in the Registration Statement, the Proxy Statement/Prospectus, any filings or approvals under applicable state securities laws, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Securities Act, the Exchange Act, the rules and regulations thereunder, and any other governing laws or regulations, as applicable. The representations and warranties contained in this Article III, as modified by the FirstBank NW Disclosure Letter, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements and information contained in this Article III not misleading.

                                 ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF STERLING

     Sterling hereby makes the following representations and warranties to FirstBank NW, each of which is being relied upon by FirstBank NW as a material inducement to FirstBank NW to enter into and perform this Agreement.

     4.1  CORPORATE ORGANIZATION.

          (a) Sterling is a corporation duly organized and validly existing under the laws of the State of Washington. Sterling has the corporate and other power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by it or the character or location of any material properties or assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Sterling. Sterling is duly registered as a bank holding company with the Federal Reserve Board. Sterling Savings Bank, Sterling Capital Trust II, Sterling Capital Trust III, Sterling Capital Trust

IV, Sterling Capital Statutory Trust V, Sterling Capital Trust VI, Klamath First Capital Trust I, Klamath First Capital Trust II, Tri-Cities Mortgage Corporation and the Sterling Savings Bank Subsidiaries (as defined below) are the only Subsidiaries of Sterling. The Restated Articles of Incorporation and Bylaws of Sterling and the Articles of Incorporation and Bylaws (or equivalent documents) of Sterling's Subsidiaries, copies of which have previously been made available to FirstBank NW, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

          (b) Sterling Savings Bank is a Washington-chartered bank duly organized and validly existing under the laws of the State of Washington. The deposit accounts of Sterling Savings Bank are insured by the FDIC to the fullest extent permitted by Law, and all premiums and assessments due the FDIC in connection therewith have been paid by Sterling Savings Bank. Sterling Savings Bank is "well-capitalized" (as that term is defined at 12 C.F.R. 565.4) and its most recent examination rating under the Community Reinvestment Act of 1977 was "satisfactory." Action Mortgage Company, INTERVEST-Mortgage Investment Company, Harbor Financial Services, Inc., Evergreen Environmental Development Corporation, Evergreen First Service Corporation, Fidelity Service Corporation, Peter W. Wong Associates, Inc., Source Capital Corporation, Source Capital Leasing Company, Tri-West Mortgage, Inc. and The Dime Service Corporation are the only Subsidiaries of Sterling Savings Bank (the "Sterling Savings Bank Subsidiaries"). Sterling Savings Bank and its Subsidiaries have the corporate and other power and authority to own or lease all of their properties and assets and to carry on their business as it is now being conducted and are duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by them or the character or location of any material properties or assets owned or leased by them makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Sterling. The Articles of Incorporation and Bylaws of Sterling Savings Bank and the Articles of Incorporation and Bylaws (or equivalent documents) of the Sterling Savings Bank Subsidiaries, copies of which have previously been made available to FirstBank NW, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

          (c) The minute books of Sterling and its Subsidiaries, in all material respects, contain accurate records of all meetings and accurately reflect all other material actions taken by the shareholders, the Boards of Directors and all standing committees of the Boards of Directors since December 31, 2000.

     4.2  CAPITALIZATION.

          (a) The authorized capital stock of Sterling consists of 60,000,000 shares of Sterling Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share. As of June 2, 2006, there were: (i) 35,080,398 shares of Sterling Common Stock issued and outstanding; (ii) options to purchase 1,524,862 shares of Sterling Common Stock outstanding; (iii) 321,499 shares of Sterling Common Stock reserved for issuance pursuant to stock option and other benefit plans; and (iv) 971,787 shares of Sterling Common Stock reserved for issuance pursuant to Sterling's Dividend Reinvestment and Direct Stock Purchase and Sale Plan. No shares of the preferred stock are issued and outstanding. All of the issued and outstanding shares of Sterling Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for the outstanding options and plans set forth above, Sterling does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Sterling Common Stock or any other equity security of Sterling or any securities representing the right to purchase or otherwise receive any shares of Sterling Common Stock or any other equity security of Sterling.

          (b) Sterling owns, directly or indirectly, all of the issued and outstanding shares of capital stock of its Subsidiaries free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Notwithstanding the previous sentence, all of the issued and outstanding shares of the preferred stock of Sterling Savings Bank are pledged to Bank of Scotland as security for its line of credit to Sterling. No Sterling Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of its capital stock or any other equity security or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security.

     4.3  AUTHORITY; NO VIOLATION.

          (a) Sterling has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of regulatory approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Sterling.
The Board of Directors of Sterling, at a meeting duly called and held, has determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Sterling shareholders. No further corporate proceedings on the part of Sterling are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sterling and (assuming due authorization, execution and delivery by FirstBank NW of this Agreement) this Agreement constitutes a valid and binding obligation of Sterling, enforceable against Sterling in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, fraudulent conveyance and similar Laws affecting creditors' rights and remedies generally.

          (b) Sterling Savings Bank has full corporate or other power and authority to execute and deliver the Institution Merger Agreement and, subject to the receipt of regulatory approvals, to consummate the transactions contemplated thereby. The execution and delivery of the Institution Merger Agreement and the consummation of the transactions contemplated thereby will be duly and validly approved by the Board of Directors of Sterling Savings Bank, and by Sterling as the sole shareholder of Sterling Savings Bank prior to the Effective Time. All corporate proceedings on the part of Sterling Savings Bank necessary to consummate the transactions contemplated thereby will have been taken prior to the Effective Time. The Institution Merger Agreement, upon execution and delivery by Sterling Savings Bank, will be duly and validly executed and delivered by Sterling Savings Bank and will (assuming due authorization, execution and delivery by FirstBank Northwest) constitute a valid and binding obligation of Sterling Savings Bank, enforceable against Sterling Savings Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors' rights and remedies generally.

          (c) Neither the execution and delivery of this Agreement by Sterling or the Institution Merger Agreement by Sterling Savings Bank, nor the consummation by Sterling or its Subsidiaries, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by Sterling or its Subsidiaries, as the case may be, with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Restated Articles of Incorporation or Bylaws of Sterling or the Charter or Bylaws (or the equivalent documents) of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any Laws applicable to Sterling or its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a material breach of any provision of or the loss of any benefit under, constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a material default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Sterling or any of its Subsidiaries under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which Sterling or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

     4.4  CONSENTS AND APPROVALS.

          (a) Except for the approvals and filings referred to in Section 3.4, no consents or approvals of or filings or registrations with any Governmental Entity, or with any third party, are necessary in connection with: (1) the execution and delivery by Sterling of this Agreement; (2) the consummation by Sterling of the Merger and the other transactions contemplated hereby; (3) the execution and delivery by Sterling Savings Bank of the Institution Merger Agreement; and (4) the consummation by Sterling Savings Bank of the Institution Merger and the transactions contemplated thereby, except, in each case, for such consents, approvals or filings, the failure of which to obtain will not have a Material Adverse Effect on the ability of Sterling or Sterling Savings Bank to consummate the transactions contemplated hereby.

          (b) Sterling has no knowledge of any reason why approval or effectiveness of any of the applications, notices or filings referred to in
Section 3.4(a) cannot be obtained or granted on a timely basis.

     4.5  REPORTS.

     Since December 31, 2005, Sterling and its Subsidiaries have timely filed all reports, registrations and applications, together with any amendments required to be made with respect thereto, that they have been required to file with any Governmental Entities. As of its respective filing date (subject to any subsequent amendment thereto), each such report, registration, application and amendment complied in all material respects with all rules and regulations promulgated by the applicable Governmental Entity and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of Sterling and its Subsidiaries, no Governmental Entity is conducting, or has conducted, any proceeding or investigation into the business or operations of Sterling since December 31, 2005. There is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report or letter relating to any examinations of Sterling or any of its Subsidiaries.

     4.6  FINANCIAL STATEMENTS; EXCHANGE ACT FILINGS; BOOKS AND
          RECORDS.

     Sterling has previously made available to FirstBank NW true, correct and complete copies of (i) the audited consolidated balance sheets of Sterling and its Subsidiaries as of December 31, 2005 and 2004 and the related audited consolidated statements of income, changes in shareholders' equity and comprehensive income and cash flows for the years 2005, 2004 and 2003, inclusive, as reported in Sterling's Annual Report on Form 10-K for the year ended December 31, 2005 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of BDO Seidman, LLP, independent registered public accounting firm with respect to Sterling; and (ii) the unaudited consolidated balance sheets of Sterling and its Subsidiaries as of March 31, 2006 and the related unaudited consolidated statements of income, changes in shareholders' equity and comprehensive income and cash flows for the three-month period ended March 31, 2006 and 2005, as reported on Sterling's Quarterly Report on Form 10-Q for the period ended March 31, 2006 filed with the SEC under the Exchange Act. The financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present (subject, in the case of the unaudited statements, to normal recurring audit adjustments), the results of the consolidated operations and consolidated financial condition of Sterling and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. Sterling's Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and all reports subsequently filed under the Exchange Act (the "Sterling Exchange Act Reports") comply (or, in the case of Sterling Exchange Act Reports filed subsequent to the date hereof, will comply) in all material respects with the appropriate requirements for such reports under the Exchange Act, and Sterling has previously delivered or made available to FirstBank NW true, correct and complete copies of such reports. The books and records of Sterling and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Neither Sterling nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement relating to any transaction or relationship between or among Sterling or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand, or any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act and the Exchange Act.

     4.7  BROKER'S FEES.

     Neither Sterling nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

     4.8  ABSENCE OF CERTAIN CHANGES OR EVENTS.

          (a) Except as disclosed in any Sterling Exchange Act Report filed with the SEC prior to the date of this Agreement: (i) neither Sterling nor any of its Subsidiaries has incurred any material liability, except as contemplated by this Agreement or in the ordinary course of their business;
(ii) neither Sterling nor any of its Subsidiaries has discharged or satisfied any material lien or paid any material obligation or liability (absolute or contingent), other than in the ordinary course of business; (iii) neither Sterling nor any of its Subsidiaries has sold, assigned, transferred, leased, exchanged or otherwise disposed of any of its material properties or assets other than in the ordinary course of business; (iv) neither Sterling nor any of its Subsidiaries has suffered any material damage, destruction, or loss, whether as a result of fire, explosion, earthquake, accident, casualty, labor trouble, requisition or taking of property by any Governmental Entity, flood, windstorm, embargo, riot, act of God or other casualty or event, whether or not covered by insurance; (v) neither Sterling nor any of its Subsidiaries has cancelled or compromised any debt, except for debts charged off or compromised in accordance with the past practice of Sterling or any of its Subsidiaries, as the case may be; and (vi) no event has occurred which has had or is reasonably certain to have, individually or in the aggregate, a Material Adverse Effect on Sterling.

          (b) Except as disclosed in any Sterling Exchange Act Report filed with the SEC prior to the date of this Agreement, since December 31, 2003, Sterling and its Subsidiaries have in all material respects carried on their respective businesses in the ordinary and usual course consistent in all material respects with their past practices.

     4.9  LEGAL PROCEEDINGS.

          (a) Neither Sterling nor any of its Subsidiaries is a party to any, and there are no pending, or to Sterling's knowledge, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against

Sterling or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect upon Sterling or that challenge the validity or propriety of the transactions contemplated by this Agreement or the Institution Merger Agreement.

          (b) There is no injunction, order, judgment, decree or regulatory restriction imposed upon Sterling, its Subsidiaries or the assets of Sterling or its Subsidiaries which has had, or could reasonably be expected to have a Material Adverse Effect on Sterling or the Surviving Corporation.

     4.10 TAXES AND TAX RETURNS.

          (a) Since December 31, 2000, each of Sterling and its Subsidiaries has duly filed all material Federal, state, local and foreign Tax Returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects).

          (b) Since December 31, 2000, each of Sterling and its Subsidiaries has duly paid or made provisions for the payment of all material Taxes which have been incurred or are due or claimed to be due from it by Federal, state, local and foreign taxing authorities on or prior to the date hereof.

          (c) All liability with respect to the Tax Returns of Sterling and its Subsidiaries has been satisfied for all years to and including 2005.

          (d) Neither the IRS nor any other Governmental Entity has notified Sterling of, or otherwise asserted, that there are any material deficiencies with respect to the Tax Returns of Sterling.

          (e) There are no material disputes pending, or claims asserted for, Taxes or assessments upon Sterling or any of its Subsidiaries, nor has Sterling or any of its Subsidiaries been requested to give any waivers extending the statutory period of limitation applicable to any Federal, state or local Tax Return for any period.

     4.11 REGULATORY AGREEMENTS.

     Neither Sterling nor any of its Subsidiaries is subject to any Regulatory Agreement, at the request of any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Sterling or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

     4.12 STATE TAKEOVER LAWS.

     Sterling and its Board of Directors have taken all necessary action so that the provisions of Section 23B.19 of the WBCA and any applicable provisions of the takeover laws of any other state (and any comparable provisions of Sterling's Articles of Incorporation and Bylaws) do not and will not apply to this Agreement, the Merger or the transactions contemplated hereby or thereby.

     4.13 ENVIRONMENTAL MATTERS.

     There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on Sterling or any of its Subsidiaries of any liability or obligation arising under Environmental Laws, pending or, to the knowledge of Sterling, threatened against Sterling or any of its Subsidiaries, which liability or obligation would have or would reasonably be expected to have a Material Adverse Effect on Sterling. To the knowledge of Sterling, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to have a Material Adverse Effect on Sterling. To the knowledge of Sterling, during or prior to the period of (i) its or any of its Subsidiaries' ownership or operation of any of their respective current properties, (ii) its or any of its Subsidiaries' participation in the management of any property, or (iii) its or any of its Subsidiaries' holding of a security interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to have a Material Adverse Effect on Sterling. Neither Sterling nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation pursuant to or under any Environmental Law that would have or would reasonably be expected to have a Material Adverse Effect on Sterling.

     4.14 ALLOWANCES FOR LOSSES.

     All allowances for losses reflected in Sterling's most recent reports referred to in Section 4.5 and financial statements referred to in Section 4.6 complied with all Laws and are reported in accordance with GAAP. Neither Sterling nor any of its Subsidiaries has been notified by any Governmental Entity or by Sterling's independent auditor, in writing or otherwise, that:
(i) such allowances are inadequate; (ii) the practices and policies of Sterling or any of its Subsidiaries in establishing such allowances and in accounting for non-performing and classified assets generally fail to comply with applicable accounting or regulatory requirements; or (iii) such allowances are inadequate or inconsistent with the historical loss experience of Sterling or any of its Subsidiaries. All OREO, if any, held by Sterling or any of its Subsidiaries is being carried at fair value in accordance with GAAP.

     4.15 COMPLIANCE WITH APPLICABLE LAWS.

     Sterling and each Sterling Subsidiary has complied (after giving effect to any non-compliance and cure) and is in compliance in all material respects with all Laws applicable to it or to the operation of its business. Neither Sterling nor any Sterling Subsidiary has received any notice of any material alleged or threatened claim, violation of or liability under any such Laws that has not heretofore been cured and for which there is any remaining liability.

     4.16 LOANS.

          (a) All Loans in which Sterling or any of its Subsidiaries has an interest comply in all material respects with all Laws, including, but not limited to, applicable usury statutes, underwriting and recordkeeping requirements and the Truth in Lending Act, the Equal Credit Opportunity Act and the Real Estate Settlement Procedures Act, and other applicable consumer protection statutes and the regulations thereunder. There are no oral loans, loan commitments or other extensions of credit owned by Sterling or any of its Subsidiaries, or in which Sterling or any of its Subsidiaries has an interest.

          (b) All Loans have been made or acquired by Sterling in all material respects in accordance with Board of Director-approved loan policies. Each of Sterling and its Subsidiaries holds the Loans contained in its loan portfolio for its own benefit to the extent of its interest shown therein; such Loans include liens having the priority indicated by their terms, subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in attorneys' opinions regarding title or in title insurance policies in the mortgage files relating to the Loans secured by real property or are not material as to the collectability of such Loans; all Loans owned by Sterling and its Subsidiaries are with full recourse to the borrowers, and neither Sterling nor its Subsidiaries have taken any action that would result in a waiver or negation of any rights or remedies available against the borrower or guarantor, if any, on any Loan, other than in the ordinary course of business. To the knowledge of Sterling, all applicable remedies against all borrowers and guarantors are enforceable except as such enforcement may be limited by general principles of equity whether applied in a court of law or a court in equity and by bankruptcy, insolvency, fraudulent conveyance, and similar Laws affecting creditors' rights and remedies generally. All Loans purchased or originated by Sterling or any of its Subsidiaries and subsequently sold by Sterling or any of its Subsidiaries have been sold without recourse to Sterling or any of its Subsidiaries (other than with respect to customary representations and warranties) and without any liability under any yield maintenance or similar obligation.

          (c) Each outstanding Loan participation sold by Sterling or any of its Subsidiaries was sold with the risk of non-payment of all or any portion of that underlying Loan to be shared by each participant (including Sterling or any of its Subsidiaries) proportionately to the share of such Loan represented by such participation without any recourse of such other lender or participant to Sterling or any of its Subsidiaries for payment or repurchase of the amount of such Loan represented by the participation or liability under any yield maintenance or similar obligation. Each of Sterling and its Subsidiaries has properly fulfilled in all material respects its contractual responsibilities and duties in any Loan in which it acts as the lead lender or servicer and has complied in all material respects with its duties as required under applicable regulatory requirements.

          (d) Each of Sterling and its Subsidiaries has properly perfected or caused to be properly perfected all security interests, liens, or other interests in any collateral securing any Loans made by it.

     4.17 UNDISCLOSED LIABILITIES.

     Except for (i) those liabilities that are accrued for or recorded in the Sterling Exchange Act Reports or (ii) liabilities incurred in the ordinary course of business since the latest Sterling Exchange Act Report, neither Sterling nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or would be reasonably expected to have, a Material Adverse Effect on Sterling.

     4.18 TAX TREATMENT OF MERGER.

     As of the date of this Agreement, Sterling is not aware of any fact or state of affairs relating to Sterling that could cause the Merger not to be treated as a "reorganization" under Section 368(a) of the Code.

     4.19 STERLING INFORMATION.

     The information relating to Sterling and its Subsidiaries to be contained in the Proxy Statement/Prospectus, the Registration Statement, any filings or approvals under applicable state securities laws, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Securities Act, the Exchange Act, the rules and regulations thereunder, and any other governing laws or regulations, as applicable. The representations and warranties contained in this Article IV do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements and information contained in this Article IV not misleading.

                                  ARTICLE V
                 COVENANTS RELATING TO CONDUCT OF BUSINESS

     5.1  COVENANTS OF FIRSTBANK NW.

          (a) During the period from the date hereof and continuing until the earlier of the termination of this Agreement and the Effective Time:

               (i) FirstBank NW shall, and shall cause each Subsidiary to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted (except to the extent expressly provided otherwise in this Agreement or the Institution Merger Agreement, or as consented to in writing by Sterling);

               (ii) FirstBank NW shall, and shall cause each Subsidiary to,
(A) pay all of its debts and Taxes when due, subject to good faith disputes over such debts or Taxes, (B) pay or perform its other obligations when due, subject to good faith disputes, and (C) use its commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Closing;

               (iii) FirstBank NW shall promptly notify Sterling of any change, occurrence or event not in the ordinary course of its or any Subsidiary's business, and of any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to cause any of the conditions to closing set forth in Article VII not to be satisfied;

               (iv) FirstBank NW shall, and shall cause each Subsidiary to, use its commercially reasonable efforts to assure that each of its contracts (other than with Sterling) entered into after the date hereof will not require the procurement of any consent, waiver or novation or provide for any change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Merger or the Institution Merger, and shall give reasonable advance notice to Sterling prior to allowing any material contract or right thereunder to lapse or terminate by its terms;

               (v) FirstBank NW shall, and shall cause each Subsidiary to, maintain each of its leased premises in accordance with the terms of the applicable lease; and

               (vi) FirstBank NW shall use its commercially reasonable efforts to assure that the contracts set forth on Schedule 5.1(a)(vi) hereto are amended to provide that the consummation of the Merger or the Institution Merger, as applicable, and the assignment of such contracts to Sterling or Sterling Savings Bank, as applicable, as a result of the Merger or the Institution Merger shall not result in a breach of, violation of, or adverse change to such contracts or, if any such contract is not so amended, FirstBank NW shall cause each such contract to be terminated effective as of the Effective Time or as soon as practicable thereafter.

          (b)  Without limiting the generality or effect of the provisions of
Section 5.1(a), during the period from the date hereof and continuing until the earlier of the termination of this Agreement and the Effective Time, FirstBank NW shall not, and shall cause each Subsidiary not to, do, cause or permit any of the following (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Sterling):

               (i) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, except (in conformity with past practice and applicable Law): (i) quarterly cash dividends on FirstBank NW Common Stock in the amount of up to $0.10 per share, provided, however, the declaration of the last quarterly dividend by FirstBank NW prior to the Effective Time and the payment thereof shall be coordinated with Sterling so that no shareholders of FirstBank NW receive dividends on both FirstBank NW Common Stock and Sterling Common Stock to be issued in the Merger with respect to the same quarterly period, or fail to receive at least one dividend (which may be with respect to either such shareholder's FirstBank NW Common Stock or Sterling Common Stock to be received in the Merger) with respect to such quarterly period, and (ii) cash dividends from FirstBank NW Subsidiaries to FirstBank NW or to other FirstBank NW Subsidiaries;

               (ii) (a) split, combine or reclassify any shares of its capital stock or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock except upon the exercise or fulfillment of rights or options issued and outstanding as of the date hereof pursuant to the FirstBank NW Stock Option Plan or the Oregon Trail Stock Option Plan in accordance with their present terms, or (b) repurchase, redeem or otherwise acquire (except in partial or complete satisfaction of debts previously contracted or upon the forfeiture of outstanding restricted stock) any shares of the capital stock of FirstBank NW or FirstBank Northwest, or any securities convertible into or exercisable for any shares of the capital stock of FirstBank NW or FirstBank Northwest;

               (iii) issue, allocate, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than the issuance of FirstBank NW Common Stock pursuant to stock options or similar rights to acquire FirstBank NW Common Stock granted pursuant to the FirstBank NW Stock Option Plan or the Oregon Trail Stock Option Plan and outstanding prior to the date of this Agreement, and delivery upon vesting of FirstBank NW MRDP shares that were awarded prior to the date of this Agreement, free from restriction pursuant to the FirstBank NW MRDP, in each case in accordance with their present terms;

               (iv) amend its Articles of Incorporation, Bylaws or other similar governing documents unless required to do so by applicable law or regulation or by regulatory directive;

               (v) authorize or permit its officers, directors, employees, agents, advisors and affiliates (collectively, "Representatives") to (a) initiate, solicit, encourage or knowingly facilitate any inquiries or proposals with respect to, any Acquisition Proposal (as defined below) or (b) engage in any negotiations concerning, or provide any nonpublic information to, or have any discussions with, any person relating to, any Acquisition Proposal; provided that, in the event FirstBank NW receives an unsolicited bona fide Acquisition Proposal and FirstBank NW's Board of Directors concludes in good faith that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal (as defined below), FirstBank NW may, and may permit its Subsidiaries and its and their Representatives to, take any action described in this clause (b) to the extent that the Board of Directors of FirstBank NW concludes in good faith (after receipt of advice from its outside counsel) that failure to take such actions would more likely than not result in a violation of its fiduciary duties under applicable law. Prior to providing any nonpublic information permitted to be provided pursuant to this Section, FirstBank NW shall have entered into a confidentiality agreement with such third party on terms no less favorable to FirstBank NW than the Confidentiality Agreement (as defined in Section 6.2). FirstBank NW will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Sterling with respect to any Acquisition Proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. FirstBank

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



NW will promptly (within one business day) advise Sterling following receipt of any Acquisition Proposal of the substance thereof (including the identity of the person making such Acquisition Proposal), and will keep Sterling apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis. As used in this Agreement, "Acquisition Proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving FirstBank NW or any of its Subsidiaries or any proposal or offer to acquire in any manner more than 15% of the voting power in, or more than 15% of the business, assets or deposits of, FirstBank NW or any of its Subsidiaries, other than the transactions contemplated by this Agreement. As used in this Agreement, "Superior Proposal" means any bona fide written Acquisition Proposal which the Board of Directors of FirstBank NW concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby,
(1) after receiving the advice of its financial advisor (who shall be a regionally recognized investment banking firm), (2) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all legal (after receipt of advice from its outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable Law. For purposes of the definition of "Superior Proposal," the references to "more than 15%" in the definition of Acquisition Proposal shall be deemed to be references to "a majority" and the definition of Acquisition Proposal shall only refer to a transaction involving FirstBank NW and not its Subsidiaries;

               (vi) other than commitments entered into prior to the date of this Agreement, as set forth in Section 5.1(b)(vi) of the FirstBank NW Disclosure Letter, make capital expenditures aggregating in excess of $250,000, except for emergency repairs and replacements;

               (vii)  enter into any new line of business;

               (viii) acquire or agree to acquire, by merging or consolidating with, or by purchasing an equity interest in or the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings, or in the ordinary course of business consistent with past practices;

               (ix) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement or the Institution Merger Agreement, except, in every case, as may be required by applicable Law;

               (x) change its methods of accounting in effect at March 31, 2006 except as required by changes in GAAP or regulatory accounting principles as concurred to by FirstBank NW's independent auditors;

               (xi) (a) except as required by applicable Law or this Agreement or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between FirstBank NW or FirstBank Northwest and one or more of its current or former directors, officers or employees, (b) other than normal, budgeted annual increases in pay, consistent with past practice, for employees not subject to an employment, change of control or severance agreement, increase in any manner the compensation of any employee or director or pay any benefit not required by any Plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares), (c) enter into, modify or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of compensation or benefits, other than normal annual increases in pay, consistent with past practice, for employees not subject to an employment, change of control or severance agreement, (d) hire any new employee at an annual compensation in excess of $65,000, except to fill open positions consistent with past practices, (e) pay aggregate expenses of more than $3,000 per person of employees or directors who attend conventions or similar meetings after the date hereof, (f) promote any employee to a rank of vice president or more senior, (g) except as set forth in Section 5.1(b)(xi)(g) of the FirstBank NW Disclosure Letter, pay any retention bonuses to any employees or (h) except as itemized in Section 5.1(b)(xi)(h) of the FirstBank NW Disclosure Letter, pay any other bonuses in excess of $25,000 to any employees;

               (xii) incur any indebtedness, with a term greater than two years, for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, in each case other than in the ordinary course of business consistent with past practices;

               (xiii) except as provided in Section 5.1(b)(xiii) of the FirstBank NW Disclosure Letter, sell, purchase, enter into a lease, relocate, open or close any banking or other loan production office or other real estate, or file an application pertaining to such action with any Governmental Entity;

               (xiv) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosure, settlements in lieu of foreclosure, or troubled loan or debt restructuring, in the ordinary course of business consistent with past practices;

               (xv) make any new Loans to, modify the terms of any existing Loan to, or engage in any other transactions (other than routine banking transactions) with, any officer, director or greater than five-percent shareholder of FirstBank NW or FirstBank Northwest (or any affiliate of any of them), or to or with any employee of FirstBank NW or FirstBank Northwest other than Loans to employees that are in the ordinary course of business consistent with past practices;

               (xvi) make any investment, or incur deposit liabilities, other than in the ordinary course of business consistent with past practices;

               (xvii) purchase or originate any: (a) Loans except in accordance with existing FirstBank Northwest lending policies; (b) unsecured consumer Loans in excess of $100,000; (c) residential construction Loans to any one borrower, including guidance lines for builders, in excess of $3,000,000 in the aggregate; (d) residential permanent Loans in excess of $750,000; (e) raw land Loans or acquisition and development Loans in excess of $500,000; (f) individual lot Loans in excess of $150,000; (g) letters of credit in excess of $250,000; (h) commercial owner-occupied real estate Loans to any one borrower in excess of $2,000,000 in the aggregate; (i) non-mortgage Loans to any one borrower in excess of $1,000,000 in the aggregate; or (j) income property (non-owner occupied permanent and construction) Loans, in excess of $1,000,000, except in each case for: (1) Loans for which written commitments have been issued by FirstBank Northwest as of the date hereof and
(2) renewals or extensions of Loans risk rated 1-4 under FirstBank Northwest's rating system existing as of the date of this Agreement or Loans risk rated 1-4 under FirstBank Northwest's rating system permitted pursuant to this
Section 5.1(b)(xvii), provided, however, that FirstBank NW shall provide Sterling (y) a copy of FirstBank Northwest's monthly production report as soon as reasonably available and (z) notice of any commitments, renewals or extensions over any of the limits set forth above, and provided further, that with respect to any Loan in excess of the foregoing limits, FirstBank NW shall provide notice to Sterling of such Loan, describing the pertinent terms of the Loan (and for purposes of this clause (xvii) such notice shall include all necessary credit write-ups, and may be given by electronic transmission or facsimile), and Sterling shall have two business days to give notice of objection to such Loan, acting reasonably (and for purposes of this clause
(xvii) such notice may be by telephone (confirmed by electronic transmission or facsimile), electronic transmission or facsimile) and such notice of objection shall provide in reasonable detail the basis for such objection, and the failure to so object within two business days shall be deemed a waiver of any such objection;

               (xviii) allow any overadvances in excess of 5% of any individual total Loan commitment for any construction Loans;

               (xix) make any investments in any equity or derivative securities or engage in any forward commitment, futures transaction, financial options transaction, hedging or arbitrage transaction or covered asset trading activities or make any investment in any investment security with an average life greater than one year at the time of purchase other than obligations of state and political subdivisions;

               (xx) sell any "held for investment" Loans or servicing rights related thereto (other than one- to four-family loans sold in the secondary market servicing released in the ordinary course of business consistent with past practice) or purchase any mortgage Loan servicing rights;

               (xxi) take or omit to take any action that would have a Material Adverse Effect on, or materially delay, the ability of FirstBank NW and Sterling to obtain the Requisite Regulatory Approvals (as defined in Section 7.1) or otherwise have a Material Adverse Effect on FirstBank NW's and FirstBank Northwest's ability to consummate the transactions contemplated by this Agreement; or

               (xxii) agree or commit to do any of the actions set forth in clauses (i) - (xxi) of this Section 5.1(b).

     The consent of Sterling to any action by FirstBank NW or FirstBank Northwest that is not permitted by any of the preceding paragraphs shall be evidenced only by a writing signed by, or an email from, the President or any Executive Vice President of Sterling or Sterling Savings Bank, or any designee designated in writing by such persons. With respect to any written request by FirstBank NW for Sterling's consent to any non-permitted action of FirstBank NW or FirstBank Northwest described in this Section 5.1, Sterling shall not unreasonably withhold or delay its consent.

     5.2  COVENANTS OF STERLING.

          (a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, except as expressly contemplated or permitted by this Agreement or with FirstBank NW's prior written consent, Sterling shall not, and shall not permit Sterling Savings Bank to:

               (i) take any action that is intended or may reasonably be expected to result in any of Sterling's representations and warranties set forth in this Agreement being or becoming untrue or any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement or the Institution Merger Agreement, except, in every case, as may be required by applicable Law;

               (ii) take any action, or amend the Sterling Articles of Incorporation or Bylaws, the effect of which would be to materially and adversely affect the rights or powers of shareholders generally;

               (iii) take or omit to take any action that would have a Material Adverse Effect on, or materially delay, the ability of Sterling and FirstBank NW to obtain the Requisite Regulatory Approvals or otherwise have a Material Adverse Effect on Sterling's or Sterling Savings Bank's ability to consummate the transactions contemplated by this Agreement; or

               (iv) agree or commit to do any of the actions set forth in clauses (i) - (iii) of this Section 5.2(a).

          (b) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, Sterling shall promptly notify FirstBank NW of any change, occurrence or event not in the ordinary course of its or any Subsidiary's business, and of any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to cause any of the conditions to closing set forth in Article VII not to be satisfied.

          (c) Sterling and FirstBank NW agree that, in order to effectively compensate and retain Rule 16(b) Insiders (as defined below) in connection with the Merger, both prior to and after the Effective Time, it is desirable that Rule 16(b) Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of FirstBank NW Common Stock into shares of Sterling Common Stock and the assumption of FirstBank NW Options by Sterling in the Merger, and that for compensatory and retentive purposes agree to the provisions of this
Section 5.2(c). Assuming that FirstBank NW delivers to Sterling the FirstBank NW Section 16 Information (as defined below) in a timely fashion prior to the Effective Time, the Sterling Board of Directors, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing in substance that the receipt by the Rule 16(b) Insiders of Sterling Common Stock in exchange for shares of FirstBank NW Common Stock, and of options to purchase Sterling Common Stock as a result of the assumption of FirstBank NW Options by Sterling, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the FirstBank NW
Section 16 Information, are intended to be exempt from liability pursuant to
Section 16(b) under the Exchange Act to the fullest extent permitted by applicable law.

          "FirstBank NW Section 16 Information" shall mean information accurate in all material respects regarding the Rule 16(b) Insiders, the number of shares of FirstBank NW Common Stock held by each such Rule 16(b) Insider and expected to be exchanged for Sterling Common Stock in the Merger, and the number and description of FirstBank NW Options held by each such Rule 16(b) Insider and expected to be assumed by Sterling in connection with the Merger; provided that the requirement for a description of any FirstBank NW Options shall be deemed to be satisfied if copies of all plans, and forms of agreements, under which such options have been granted have been made available to Sterling and the specific plans and forms of agreements underlying such options have been specified by FirstBank NW in such information.

          "Rule 16(b) Insiders" shall mean those officers and directors of FirstBank NW who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the FirstBank NW Section 16 Information.

     The consent of FirstBank NW to any action by Sterling or Sterling Savings Bank that is not permitted by any of the preceding paragraphs shall be evidenced only by a writing signed by the President or any Executive Vice President of FirstBank NW. With respect to any written request by Sterling for FirstBank NW's consent to any non-permitted action of Sterling described in this Section 5.2, FirstBank NW shall not unreasonably withhold or delay its consent.

     5.3  MERGER COVENANTS.

          (a) Notwithstanding that FirstBank NW believes that it has established all allowances and taken all provisions for losses required by GAAP and applicable Laws, FirstBank NW recognizes that Sterling may have adopted different loan, accrual and allowance policies (including loan classifications and levels of allowances for losses). In that regard and in general from and after the date of this Agreement to the Effective Time, FirstBank NW and Sterling shall consult and cooperate with each other in order to formulate the plan of integration for the Merger, including, among other things, with respect to conforming immediately prior to the

Effective Time, based upon such consultation, FirstBank NW's loan, accrual and allowance policies to those policies of Sterling to the extent consistent with GAAP, provided, however, that no such additional accruals and loss allowances will be: (i) required to be made more than two business days prior to the Closing Date and only after all conditions under Article VII have been satisfied or waived or (ii) deemed to have a Material Adverse Effect upon FirstBank NW if made upon Sterling's written request.

          (b) Except as provided in Schedule 5.3(b) hereto, FirstBank NW shall use its reasonable best efforts to terminate or withdraw from all employee benefits plans maintained by FirstBank NW or its Subsidiaries effective as of the Effective Time. From and after the date of this Agreement to the Effective Time, FirstBank NW and Sterling shall consult and cooperate with each other in order to amend, merge, terminate, withdraw from or take such other actions with respect to such employee benefits plans, at or as soon as reasonably practicable after the Effective Time, as provided herein and in
Schedule 5.3(b) hereto, in a manner that does not adversely affect the rights or the vested and/or accrued benefits as of the Effective Time of participants or beneficiaries therein in accordance with the applicable Plan documents and Laws.

          (c) Following the Effective Time, change in control and severance payments and benefits to certain employees of FirstBank NW and FirstBank Northwest shall be paid or provided in accordance with Schedule 5.3(c).

                                  ARTICLE VI
                           ADDITIONAL AGREEMENTS

     6.1  REGULATORY MATTERS.

          (a) Upon the execution and delivery of this Agreement, Sterling and FirstBank NW shall promptly cause the Registration Statement to be prepared and filed with the SEC. Sterling and FirstBank NW shall use their reasonable best efforts to have the Registration Statement declared effective by the SEC as soon as possible after the filing thereof. The parties shall cooperate in responding to and considering any questions or comments from the SEC staff regarding the information contained in the Registration Statement. If at any time after the Registration Statement is filed with the SEC, and prior to the Closing Date, any event relating to FirstBank NW or Sterling is discovered by FirstBank NW or Sterling, as applicable, which should be set forth in an amendment of, or a supplement to, the Registration Statement, the discovering party shall promptly inform the other party with all relevant information relating to such event, whereupon Sterling shall promptly cause an appropriate amendment to the Registration Statement to be filed with the SEC. Upon the effectiveness of such amendment, each of FirstBank NW and Sterling (if prior to the meeting of the shareholders of FirstBank NW pursuant to Section 6.3 hereof) will take all necessary action as promptly as practicable to permit an appropriate amendment or supplement to be transmitted to the shareholders entitled to vote at such meeting. Sterling shall also use reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement and the Institution Merger Agreement, and FirstBank NW shall furnish all information concerning FirstBank NW and the holders of FirstBank NW Common Stock as may be reasonably requested in connection with any such action.

          (b) The parties hereto shall cooperate with each other and use their best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger and the Institution Merger). FirstBank NW and Sterling shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to FirstBank NW or Sterling, as the case may be, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In addition, counsel to FirstBank NW shall be provided with a draft of all regulatory applications prior to their submission and shall have a period of five business days within which to review and comment on such applications.
In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to consummation of the transactions contemplated herein.

          (c) FirstBank NW and Sterling shall each furnish the other with all information concerning each other and its directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Proxy Statement/Prospectus or any other statement, filing, notice or application made by or on behalf of Sterling or FirstBank NW to any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement.

          (d) Sterling and FirstBank NW shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (as defined in Section 7.1(c) hereof) will not be obtained or that the receipt of any such approval will be materially delayed.

     6.2  ACCESS TO INFORMATION.

          (a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, FirstBank NW shall accord to the Representatives of Sterling, access, during normal business hours throughout the period prior to the Effective Time, to all of its and its Subsidiaries' properties, books, contracts, commitments and records and, during such period, shall make available to Sterling (i) a copy of each report, schedule, and other document filed or received by it (including by its Subsidiaries) during such period pursuant to the requirements of federal securities laws or federal or state banking laws and (ii) all other information concerning its (including its Subsidiaries') business, properties and personnel as Sterling may reasonably request. Sterling shall receive notice of all meetings of FirstBank NW and its Subsidiaries'

Board of Directors (in all cases, at least as timely as all FirstBank NW and its Subsidiaries, as the case may be, representatives to such meetings are required to be provided notice), and a representative of Sterling shall have the right to attend the portions of such meetings that do not pertain to (i) confidential matters as determined by such Board of Directors or (ii) this Agreement or any of the transactions contemplated hereby. FirstBank NW shall provide Sterling with true, correct and complete copies of all financial and other information relating to the business or operations of FirstBank NW and its Subsidiaries that is provided to directors of FirstBank NW or its Subsidiaries in connection with meetings of their Boards of Directors or committees thereof. Upon reasonable notice and subject to applicable Laws relating to the exchange of information, Sterling shall afford to the Representatives of FirstBank NW such access, during normal business hours during the period prior to the Effective Time, to Sterling's Representatives as FirstBank NW shall reasonably request, and shall make available to FirstBank NW a copy of each report, schedule, and other document filed by it (including by its Subsidiaries) during such period pursuant to the requirements of federal securities laws or federal or state banking laws.

          (b) Sterling and FirstBank NW entered into a Confidentiality Agreement dated February 25, 2006 (the "Confidentiality Agreement"). The Confidentiality Agreement shall remain in effect and apply to the information furnished by Sterling and FirstBank NW pursuant to this Section 6.2.

          (c) No investigation by either of the parties or their respective Representatives shall affect the representations and warranties of the other set forth herein.

     6.3  SHAREHOLDERS MEETING.

          (a) FirstBank NW shall take all steps necessary to duly call, give notice of, convene and hold the FirstBank NW Meeting within 40 days after the Registration Statement becomes effective for the purpose of voting upon the adoption or approval of this Agreement and the Merger. The Board of Directors of FirstBank NW (i) shall recommend approval of this Agreement, the Merger and the transactions contemplated hereby by the shareholders of FirstBank NW and
(ii) shall not (x) withdraw, modify or qualify in any manner adverse to Sterling such recommendation or (y) take any other action or make any other public statement in connection with the FirstBank NW Meeting inconsistent with such recommendation (collectively, a "Change in FirstBank NW Recommendation"), except as and to the extent expressly permitted by Section 6.3(b). Notwithstanding any Change in FirstBank NW Recommendation, this Agreement shall be submitted to the shareholders of FirstBank NW at the FirstBank NW Shareholders Meeting for the purpose of adopting this Agreement and nothing contained herein shall be deemed to relieve FirstBank NW of such obligation. In addition to the foregoing, FirstBank NW shall not submit to the vote of its shareholders at or prior to the FirstBank NW Meeting any Acquisition Proposal other than the Merger.

          (b) Notwithstanding the foregoing, FirstBank NW and its Board of Directors shall be permitted to effect a Change in FirstBank NW
Recommendation, if and only to the extent that:

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



               (i) FirstBank NW's Board of Directors, after receipt of advice from its outside counsel, determines in good faith that failure to take such action is inconsistent with its fiduciary duties under applicable Law, and

               (ii) Prior to effecting such Change in FirstBank NW
Recommendation: (A) FirstBank NW shall have complied in all material respects with Section 5.1(b)(v); (B) the Board of Directors of FirstBank NW shall have determined in good faith that such Acquisition Proposal constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by Sterling pursuant to clause (D) below; (C) FirstBank NW shall notify Sterling, at least five business days in advance, of its intention to effect a Change in FirstBank NW Recommendation in response to such Superior Proposal, specifying the material terms and conditions of any such Superior Proposal and furnishing to Sterling a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents; and (D) FirstBank NW shall, and shall cause its financial and legal advisors to, during the period following FirstBank NW's delivery of the notice referred to in clause (C) above, negotiate with Sterling in good faith (to the extent Sterling desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

     6.4  LEGAL CONDITIONS TO MERGER.

     Subject to the terms and conditions of this Agreement, each of Sterling and FirstBank NW shall use their reasonable best efforts (a) to take, or cause to be taken, all actions reasonably necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and, subject to the conditions of Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by FirstBank NW or Sterling in connection with the Merger and the other transactions contemplated by this Agreement.

     6.5  STOCK EXCHANGE LISTING.

     Sterling shall use its reasonable best efforts to cause the shares of Sterling Common Stock to be issued in the Merger and pursuant to options referred to herein to be approved for quotation on NASDAQ prior to or at the Effective Time.

     6.6  EMPLOYEES.

          (a) To the extent permissible under the applicable provisions of the Code and ERISA, for purposes of crediting periods of service for eligibility to participate and vesting, but not for benefit accrual purposes, under employee pension benefit plans (within the meaning of ERISA Section 3(2)) maintained by Sterling or a Sterling Subsidiary, as applicable, individuals who are employees of FirstBank NW or any FirstBank NW Subsidiary at the Effective Time will be credited with periods of service with FirstBank NW or the applicable FirstBank NW Subsidiary before the Effective Time (including service with any predecessor employer for which service credit was given under similar employee benefit plans of FirstBank NW or the applicable FirstBank NW Subsidiary) as if such service had been with Sterling or a Sterling Subsidiary, as applicable. Similar credit shall also be given by Sterling or a Sterling Subsidiary, as applicable, in calculating all other employee benefits for such employees of FirstBank NW or a FirstBank NW Subsidiary after the Merger. Sterling will or will cause its applicable Subsidiary to (i) give credit to employees of FirstBank NW and its Subsidiaries, with respect to the satisfaction of the waiting periods for participation and coverage which are applicable under the welfare benefit plans of Sterling or its applicable Subsidiary, equal to the credit that any such employee had received as of the Effective Time towards the satisfaction of any such limitations and waiting periods under the comparable welfare benefit plans of FirstBank NW and its Subsidiaries; (ii) provide each employee of FirstBank NW and its Subsidiaries with credit for any co-payment and deductibles paid prior to the Effective Time in satisfying any deductible or out-of-pocket requirements; and (iii) provide coverage for all pre-existing conditions that were covered under any welfare plan of FirstBank NW or the applicable FirstBank NW Subsidiary. FirstBank NW and its Subsidiaries shall cash out any unused paid time off accrued but not taken by employees as of the Effective Time, and Sterling or its Subsidiaries shall give employees credit for prior service for vacation accruals after the Effective Time.

          (b) Sterling or Sterling Savings Bank shall provide severance benefits to those employees of FirstBank NW and its Subsidiaries whose employment is involuntarily terminated without cause at or within 180 days after the Effective Time (other than employees who are entitled to receive payments under the FirstBank Northwest Employee Severance Compensation Plan or under any employment, change of control or similar plans or agreements) in accordance with Sterling's current written severance policy as previously delivered to FirstBank NW. Any FirstBank NW employee who experiences a termination of service under this Section 6.6(b) shall be eligible for outplacement assistance (including job counseling, assistance in resume preparation, assistance in interview techniques and job placement and referral services).

     6.7  INDEMNIFICATION.

          (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of FirstBank NW or any FirstBank NW Subsidiary (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of FirstBank NW or any FirstBank NW Subsidiary or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto.
It is understood and agreed that, after the Effective Time, Sterling shall indemnify and hold harmless, as and to the fullest extent permitted by applicable Law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law (upon receipt of any undertaking required by applicable Law from such Indemnified Party to repay such advanced expenses if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to Sterling; provided, however, that (1) Sterling shall have the right to assume the defense thereof and upon such assumption Sterling shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Sterling elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between Sterling and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to Sterling, and Sterling shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Sterling shall be obligated pursuant to this paragraph to pay for only one firm of counsel reasonably required in each applicable jurisdiction for such Indemnified Parties, and (3) Sterling shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed). Any Indemnified Party wishing to claim indemnification under this Section 6.7, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Sterling thereof; provided, however, that the failure to so notify shall not affect the obligations of Sterling under this Section 6.7 except to the extent such failure to notify materially prejudices Sterling. Sterling's obligations under this Section 6.7 shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

          (b) Sterling shall cause the persons serving as officers and directors of FirstBank NW and the FirstBank NW Subsidiaries immediately prior to the Effective Time to be covered by a directors' and officers' liability insurance tail policy of substantially the same coverage and amounts containing terms and conditions which are generally not less advantageous than FirstBank NW's current policy with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such for a period of six years.

          (c) This Section 6.7 shall survive the Effective Time and is intended to benefit each indemnified person (each of whom shall be entitled to enforce this Section against Sterling) and shall be binding on all successors and assigns of Sterling.

          (d) In the event Sterling or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to one or more other persons, then, and in each case, proper provision shall be made so that the successors and assigns of Sterling assume the obligations set forth in this Section 6.7.

     6.8  ADDITIONAL AGREEMENTS.

     In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, or to vest the Surviving Corporation or the Surviving Institution with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, or the constituent parties to the Institution Merger, as the case may be, the proper officers and directors of each party to this Agreement and Sterling's Subsidiaries and FirstBank NW's Subsidiaries shall take all such necessary action as may be reasonably requested by Sterling.

     6.9  ADVICE OF CHANGES.

     Sterling and FirstBank NW shall promptly advise the other party of any change or event that, individually or in the aggregate, has had or would be reasonably likely to have a Material Adverse Effect on it or to cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time, each party will promptly supplement or amend its disclosure letter delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such disclosure letter or which is necessary to correct any information in such disclosure letter which has been rendered inaccurate thereby. No supplement or amendment to such disclosure letter shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 7.2(a) or 7.3(a) hereof, as the case may be, or the compliance by FirstBank NW or Sterling, as the case may be, with the respective covenants set forth in Sections 5.1 and 5.2 hereof.

     6.10 CURRENT INFORMATION.

     During the period from the date of this Agreement to the Effective Time, each party will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than monthly) with representatives of the other party and to report the general status of its ongoing operations. Each party will promptly notify the other party of any material change in the normal course of business or in the operation of the properties of itself or any of its Subsidiaries and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving itself or any of its Subsidiaries, and will keep the other party fully informed of such events.

     6.11 INSTITUTION MERGER AGREEMENT.

     Prior to the Effective Time, (a) Sterling and FirstBank NW shall each approve the Institution Merger Agreement as the sole shareholder of Sterling Savings Bank and FirstBank Northwest, respectively, and (b) FirstBank Northwest and Sterling Savings Bank shall execute and deliver the Institution Merger Agreement.

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



     6.12 CHANGE IN STRUCTURE.

     Sterling may elect to modify the structure of the transactions contemplated by this Agreement as noted herein so long as (i) there are no adverse tax consequences to the FirstBank NW shareholders as a result of such modification, (ii) the consideration to be paid to the FirstBank NW shareholders under this Agreement is not thereby changed or reduced in amount, and (iii) such modification will not delay or jeopardize receipt of any Requisite Regulatory Approvals. In the event that the structure of the Merger is modified pursuant to this Section 6.12, the parties agree to modify this Agreement and the various exhibits hereto to reflect such revised structure. In such event, Sterling shall prepare appropriate amendments to this Agreement and the exhibits hereto for execution by the parties hereto. FirstBank NW agrees to cooperate fully with Sterling to effect such amendments.

     6.13 TRANSACTION EXPENSES OF FIRSTBANK NW.

     As promptly as practicable after the execution of this Agreement, FirstBank NW will provide to Sterling an estimate of the expenses FirstBank NW expects to incur in connection with the Merger, and shall keep Sterling reasonably informed of material changes in such estimate.

     6.14 AFFILIATE AGREEMENTS.

          (a) As soon as practicable after the date of this Agreement and in any event, not later than the 15th day prior to the mailing of the Proxy Statement/Prospectus, FirstBank NW shall deliver to Sterling a schedule of each person that, to its knowledge, is or is reasonably likely to be, as of the date of the FirstBank NW Meeting called pursuant to Section 6.3, deemed to be an affiliate of it (each, a "FirstBank NW Affiliate") as that term is used in Rule 145 under the Securities Act.

          (b) FirstBank NW shall use its reasonable best efforts to cause each person who may be deemed to be a FirstBank NW Affiliate to execute and deliver to Sterling on or before the date of mailing of the Proxy
Statement/Prospectus, an agreement in the form attached hereto as Exhibit D (the "Affiliate Agreement").

     6.15 BOARD OF DIRECTORS.

     At or promptly following the Effective Time, Sterling shall take all action necessary to appoint one member of FirstBank NW's Board of Directors, selected by Sterling, to Sterling's Board of Directors. All other members of FirstBank NW's Board of Directors would be invited to serve on an advisory board to Sterling Savings Bank for a term of at least one year from the Closing Date.

                                  ARTICLE VII
                             CONDITIONS PRECEDENT

     7.1  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
          MERGER.

     The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

          (a) Shareholder Approvals. This Agreement and the Merger shall have been approved or adopted by the requisite vote of the FirstBank NW shareholders.

          (b) Stock Exchange Listing. The shares of Sterling Common Stock which shall be issued in the Merger upon consummation of the Merger shall have been authorized for quotation on NASDAQ (or such other exchange on which the Sterling Common Stock may become listed).

          (c) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

          (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger. No proceeding initiated by any Governmental Entity seeking an Injunction to prevent the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be pending.

          (f) Federal Tax Opinion. Sterling shall have received an opinion from Witherspoon, Kelley, Davenport & Toole, P.S., counsel to Sterling, and FirstBank NW shall have received an opinion from Silver, Freedman & Taff, LLP, special counsel to FirstBank NW, in form and substance reasonably satisfactory to Sterling and FirstBank NW, respectively, dated the date of the Effective Time, in each case substantially to the effect that on the basis of facts, representations, and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the

Code and each of Sterling and FirstBank NW will be a party to the reorganization within the meaning of Section 368(b) of the Code and that, accordingly, for federal income tax purposes, no gain or loss will be recognized by Sterling or FirstBank NW as a result of the Merger. In rendering such opinion, such counsel shall require and, to the extent such counsel deems necessary or appropriate, may rely upon representations and covenants, including those contained in certificates of officers of FirstBank NW, Sterling, their respective affiliates and others.

     7.2  CONDITIONS TO OBLIGATIONS OF STERLING.

     The obligation of Sterling to effect the Merger is also subject to the satisfaction or waiver by Sterling at or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties. The representations and warranties of FirstBank NW set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, unless they speak to an earlier date, then as of such earlier date; provided, however, that for purposes of this paragraph, and except as provided below, no such representation or warranty shall be deemed to be untrue, incorrect or breached, as a consequence of the existence of any fact, circumstance or event, unless such fact circumstance or event individually or taken together with all other facts, circumstances or events has had or can reasonably be expected to have a Material Adverse Effect on FirstBank NW, disregarding for these purposes (i) any qualification or exception for, or reference to, materiality in any such representation or warranty and (ii) any use of the terms "material," "materially," "in all material respects," "Material Adverse Effect" or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to (i) the representations and warranties contained in Sections 3.1(a) and
(b), 3.2, 3.3(a), (b) and (c)(i), 3.7, 3.14, 3.25 and 3.26, which shall be true and correct in all respects; and (ii) the representations and warranties contained in Sections 3.5, 3.6 and 3.12, which shall be true and correct in all material respects. Sterling shall have received a certificate signed on behalf of FirstBank NW by each of the Chief Executive Officer and the Chief Financial Officer of FirstBank NW to the foregoing effect.

          (b) Performance of Covenants and Agreements of FirstBank NW. FirstBank NW shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date. Sterling shall have received a certificate signed on behalf of FirstBank NW by each of the Chief Executive Officer and the Chief Financial Officer of FirstBank NW to the foregoing effect.

          (c) Voting Agreements. On and effective as of the date of this Agreement, Sterling shall have received Voting Agreements from each of the shareholders set forth on Schedule 7.2(c) hereto, and no action shall have been taken by any such shareholder to rescind any such Voting Agreement.

          (d) Director Resignations. Sterling shall have received resignations from each director of FirstBank NW and each of its Subsidiaries.

     7.3  CONDITIONS TO OBLIGATIONS OF FIRSTBANK NW.

     The obligation of FirstBank NW to effect the Merger is also subject to the satisfaction or waiver by FirstBank NW at or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Sterling set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, unless they speak to an earlier date, then as of such earlier date; provided, however, that for purposes of this paragraph, and except as provided below, no such representation or warranty shall be deemed to be untrue, incorrect or breached, as a consequence of the existence of any fact, circumstance or event, unless such fact circumstance or event individually or taken together with all other facts, circumstances or events has had or can reasonably be expected to have a Material Adverse Effect on Sterling, disregarding for these purposes (i) any qualification or exception for, or reference to, materiality in any such representation or warranty and
(ii) any use of the terms "material," "materially," "in all material respects," "Material Adverse Effect" or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to (i) the representations and warranties contained in Sections 4.1(a) and (b), 4.2, 4.3(a), (b) and (c)(i), 4.7, 4.12 and 4.18, which shall be true and correct in all respects; and (ii) the representations and warranties contained in Sections 4.5 and 4.6, which shall be true and correct in all material respects. FirstBank NW shall have received a certificate signed on behalf of Sterling by each of the Chief Executive Officer and the Chief Financial Officer of Sterling to the foregoing effect.

          (b) Performance of Covenants and Agreements of Sterling. Sterling shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date. FirstBank NW shall have received a certificate signed on behalf of Sterling by each of the Chief Executive Officer and the Chief Financial Officer of Sterling to the foregoing effect.

                                 ARTICLE VIII
                         TERMINATION AND AMENDMENT

     8.1  TERMINATION.

     This Agreement may be terminated (based upon action of the appropriate Board of Directors) at any time prior to the Effective Time:

          (a)  by mutual written consent of Sterling and FirstBank NW;

          (b) by either Sterling or FirstBank NW if: (i) any Governmental Entity which must grant a Requisite Regulatory Approval has denied such approval and such denial has become final and nonappealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, unless such denial or order shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

          (c) by either Sterling or FirstBank NW if the Merger shall not have been consummated on or before January 31, 2007; provided, that a party that is then in material breach of any of its covenants or obligations under this Agreement shall not be entitled to terminate this Agreement under this Section 8.1(c);

          (d) by either Sterling or FirstBank NW (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if the other party shall have materially breached (i) any of the covenants or agreements made by such other party herein or (ii) any of the representations or warranties made by such other party herein such that any of the conditions set forth in
Section 7.2(a) or 7.3(a), as applicable, would not be satisfied, and in either case, such breach is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing Date;

          (e) by either Sterling or FirstBank NW if the approval of the shareholders of FirstBank NW contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the vote required at the FirstBank NW Meeting, provided, however, that the right to terminate this Agreement under this Section 8.1(e) will not be available to FirstBank NW where the failure to obtain the approval of the shareholders of FirstBank NW will have been caused by (i) a material breach by FirstBank NW of this Agreement, or (ii) a breach of the Voting Agreements by any party thereto other than Sterling;

          (f) by Sterling if: (i) the Board of Directors of FirstBank NW shall have failed to recommend to its shareholders the approval of the Merger, or shall have made, or publicly announced its intention to make, a Change in FirstBank NW Recommendation and the shareholders of FirstBank NW fail to approve the Merger at the FirstBank NW Meeting, or (ii) FirstBank NW shall have breached the terms of Section 5.1(b)(v) hereof in any respect adverse to Sterling;

          (g) by Sterling if a tender offer or exchange offer for 25% or more of the outstanding shares of FirstBank NW Common Stock is commenced (other than by Sterling or a Subsidiary thereof), and the Board of Directors of FirstBank NW recommends that the shareholders of FirstBank NW tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten business day period specified in Rule 14e-2(a) under the Exchange Act; or

          (h) by FirstBank NW, upon its written notice to Sterling within the two business days following the Determination Date (as defined below), in the event that:

               (1) Sterling does not have the right to terminate this Agreement pursuant to Section 8.1(d) of this Agreement, or Sterling has the right to terminate this Agreement pursuant to Section 8.1(d) of this Agreement and does not exercise such right;

               (2) The Sterling Determination Price (as defined below) on the Determination Date is less than $25.95; and

               (3) (a) the number obtained by dividing the Sterling Determination Price by $30.53 (the "Sterling Change Ratio") is less than (b) the number obtained by dividing the Final Index Price (as defined below) by the Initial Index Price (as defined below) and then multiplying the quotient in this clause 3(b) by 0.85 (the "Index Change Ratio").

          For purposes of this Section 8.1(h), the following terms have the meanings indicated below:

          "Trading Day" means a day that Sterling Common Stock is traded on NASDAQ as reported on the website of www.nasdaq.com.

          "Determination Date" shall mean the later of (a) the date on which FirstBank NW receives written notice in accordance with the requirements of
Section 9.4 regarding notices, that the last regulatory approval (and waivers, if applicable) necessary for consummation of the Merger has been received (disregarding any waiting period) and (b) the date immediately following the date of approval of the Merger by the FirstBank NW shareholders at the FirstBank NW Meeting.

          "Daily Sales Price" for any Trading Day means the daily closing price per share of Sterling Common Stock on NASDAQ.

          "Sterling Determination Price" shall mean the average of the Daily Sales Prices of Sterling Common Stock on the twenty consecutive Trading Days ending on and including the Determination Date.

          "Final Index Price" means the weighted average of the Final Prices for each company comprising the Index Group.

          "Final Price," with respect to any company belonging to the Index Group, means the average of the closing sales price of a share of common stock of such company, as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, on the twenty consecutive Trading Days ending on and including the Determination Date.

          "Index Group" means the 20 financial institution holding companies listed on Exhibit E attached hereto. In the event that the common stock of any such company ceases to be publicly traded or a proposal to acquire any such company is announced at any time during the period beginning on the date of this Agreement and ending on the Determination Date, such company will be removed from the Index Group, and the weights attributed to the remaining companies will be adjusted proportionately for purposes of determining the Final Index Price and the Initial Index Price. The 20 financial institution holding companies and the weights attributed to them are listed on Exhibit E.

          "Initial Index Price" means the sum of each per share average closing price of the common stock of each company comprising the Index Group multiplied by the applicable weighting, as such prices are reported on the consolidated transactions reporting system for the market or exchange on which such common stock principally traded for the twenty consecutive Trading Days ending on and including the day before announcement of the signing of this Agreement.

          If Sterling declares or effects a stock dividend, reclassification, recapitalization, forward or reverse stock split, or similar transaction between the date of this Agreement and the Determination Date, the prices for the Sterling Common Stock shall be appropriately adjusted for the purposes of applying this Section 8.1(h).

          If FirstBank NW elects to exercise its termination right pursuant to this Section 8.1(h), it shall give written notice to Sterling within two business days after the Determination Date, such termination will be effective on the third business day after the giving of such notice (the "Effective Termination Date"); provided that within two business days after Sterling's receipt of such notice, Sterling shall have the option to increase the consideration to be received by holders of FirstBank NW Common Stock hereunder by increasing the Merger Consideration such that the value of the increased Merger Consideration (such increased Merger Consideration, the "Adjusted Merger Consideration") is equal to a value no less than the lesser of (i)
23.02 or (ii) the sum of (a) the product of 24.09 multiplied by the Index Change Ratio, plus (b) $2.55. Such adjustment to the Merger Consideration can be effected by an increase in the cash portion of the Merger Consideration, the stock portion of the Merger Consideration or a combination of the cash and stock portions of the Merger Consideration, at Sterling's discretion; provided, however, that notwithstanding the foregoing, any such adjustment shall not result in the cash portion of the Adjusted Merger Consideration constituting more than 40% of the value of the Adjusted Merger Consideration and the amount expected to be paid to Dissenting Shareholders, if any. If Sterling so elects, it shall timely give written notice to FirstBank NW of such election and of the Adjusted Merger Consideration, whereupon no termination shall be deemed to have occurred pursuant to Section 8.1(h) and this Agreement shall remain in full force and effect in accordance with its terms (except as the Merger Consideration shall have been so modified).

     8.2  EFFECT OF TERMINATION.

          (a) In the event of termination of this Agreement by either Sterling or FirstBank NW as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except: (i) Sections 6.2(b), 8.2, and
9.3 shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful or intentional material breach of any provision of this Agreement unless and until the other party has chosen, at such party's sole discretion, as its sole remedy for any such willful or intentional breach, the payment of a termination fee as provided in Section 8.2(b).

          (b) (i) FirstBank NW shall pay Sterling a fee (the "FirstBank NW Termination Fee") if this Agreement is terminated under certain conditions. If this Agreement is terminated pursuant to Section 8.1(f)(i) or 8.1(g), the FirstBank NW Termination Fee shall be $6.35 million, and the payment thereof by FirstBank NW to Sterling in accordance with the terms hereof shall be Sterling's sole and exclusive remedy for such termination. If this

Agreement is terminated pursuant to Section 8.1(f)(ii) and Sterling elects to receive the payment of the FirstBank NW Termination Fee, the FirstBank NW Termination Fee shall be $6.35 million, and the payment thereof by FirstBank NW to Sterling in accordance with the terms hereof shall be Sterling's sole and exclusive remedy for such termination. If this Agreement is terminated by Sterling pursuant to Section 8.1(d) as a result of the willful or intentional material breach by FirstBank NW, and Sterling elects to receive the payment of the FirstBank NW Termination Fee, the FirstBank NW Termination Fee shall be $1.75 million, and the receipt thereof by Sterling in accordance with the terms hereof shall be Sterling's sole and exclusive remedy for such termination; provided, however, that if this Agreement is terminated by Sterling pursuant to Sections 8.1(d) as a result of the willful or intentional material breach by FirstBank NW, and Sterling has elected to receive the payment of the FirstBank NW Termination Fee, and within twelve months after such termination FirstBank NW or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, an Acquisition Proposal, the FirstBank NW Termination Fee shall be $6.35 million (net of any prior payment of said $1.75 million).

               (ii) If FirstBank NW terminates this Agreement pursuant to
Section 8.1(d) as a result of the willful or intentional material breach by Sterling and FirstBank NW elects to receive the payment of a termination fee, Sterling shall pay FirstBank NW a fee of $1.75 million (the "Sterling Termination Fee"), which shall be FirstBank NW's sole and exclusive remedy for such termination.

          (c) Except in the case of a termination of this Agreement pursuant to Section 8.1(f)(i) or 8.1(g), the FirstBank NW Termination Fee or the Sterling Termination Fee, as the case may be, shall be paid within two business days following written notice from the other party that it has elected to receive the termination fee to which it is entitled as its sole and exclusive remedy, with such notice to be provided within two business days following a termination referred to in Section 8.2(b), and if the FirstBank NW Termination Fee is increased from $1.75 million to $6.35 million as provided in Section 8.2(b), the increase shall be paid within two business days following the earlier of the entry into a definitive agreement with respect to an Acquisition Proposal or the consummation of an Acquisition Proposal, and shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive such fee. If this Agreement is terminated pursuant to Section 8.1(f)(i) or 8.1(g), FirstBank NW shall pay the FirstBank NW Termination Fee within two business days following such termination.

          (d) Sterling and FirstBank NW agree that the agreements contained in this Section 8 are an integral part of the transactions contemplated by this Agreement, that without such agreements they would not have entered into this Agreement and that neither the FirstBank NW Termination Fee nor the Sterling Termination Fee constitute a penalty. If a party hereto fails to pay the amounts due under Section 8.2(b) within the time periods specified in
Section 8.2(c), that party shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the other party in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of such unpaid amounts at the prime lending rate as published in the Wall Street Journal from the date such amounts were required to be paid until the date of actual payment.

          (e) If a party hereto commences a legal proceeding against the other party for damages or relief on account of willful or intentional material breach or a breach of Section 5.1(b)(v) hereto, it shall forfeit its right to payment under this Section 8.2.

     8.3  AMENDMENT.

     Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of FirstBank NW; provided, however, that after any approval of the transactions contemplated by this Agreement by FirstBank NW's shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to FirstBank NW shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.4  EXTENSION; WAIVER.

     At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                  ARTICLE IX
                              GENERAL PROVISIONS

     9.1  CLOSING.

     Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will be on the day the Articles of Merger are filed with the Washington Secretary of State and will take place at the offices of Witherspoon, Kelley, Davenport & Toole, P.S., 422 West Riverside Avenue, Suite 1100, Spokane, Washington, 99201, on a date which shall be no later than ten business days after the later to occur of: (a) receipt of all Requisite Regulatory Approvals; or (b) the approval of the Merger by the shareholders of FirstBank NW; provided, however that in no event shall such date be earlier than October 1, 2006, with such date to be specified in writing by Sterling to FirstBank NW at least five business days prior to such Closing, or such other date, place and time as the parties may agree (the "Closing Date"). The parties shall use their reasonable best efforts to cause all conditions to the Closing to be satisfied (unless waived) on or before October 18, 2006.

     9.2  NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND
          AGREEMENTS.

     None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein or therein which by their terms apply in whole or in part after the Effective Time, which covenants and agreements shall be enforceable by each person directly benefited or intended to be directly benefited by such provisions.

     9.3  EXPENSES.

     All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

     9.4  NOTICES.

     Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed given on the earliest of the following: (i) at the time of personal delivery if a business day, and otherwise on the next business day thereafter, if delivery is in person; (ii) at the time of transmission by facsimile if a business day, and otherwise on the next business day thereafter, addressed to the other party at its facsimile number specified herein (or hereafter modified by subsequent notice to the parties hereto), with confirmation of receipt made by both telephone and printed confirmation sheet verifying successful transmission of the facsimile; (iii) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States, with proof of delivery from the courier requested; or
(iv) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries.

     All notices for delivery outside the United States will be sent by facsimile or by express courier. Notices by facsimile shall be machine verified as received. All notices not delivered personally or by facsimile will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address or facsimile number as follows, or at such other address or facsimile number as such other party may designate by one of the indicated means of notice herein to the other parties hereto as follows:

          (a)  if to Sterling, to:
               Sterling Financial Corporation
               111 North Wall Street
               Spokane, Washington 99201
               Attn.: Daniel G. Byrne
               Executive Vice President-Finance
               Facsimile Number: (509) 624-6233
          with a copy to:

               Witherspoon, Kelley, Davenport & Toole, P.S.
               422 West Riverside Avenue, Suite 1100
               Spokane, Washington  99201
               Attn.:  Andrew J. Schultheis, Esq.
               Facsimile Number: (509) 458-2728

     and

          (b)  if to FirstBank NW, to:
               FirstBank NW Corp.
               1300 16th Avenue
               Clarkston, Washington 99403
               Attn.: Clyde E. Conklin
               President and Chief Executive Officer
               Facsimile Number: (509) 295-5151

     with a copy to:

               Breyer & Associates PC
               8180 Greensboro Drive, Suite 785
               McLean, Virginia  22102
               Attn: John F. Breyer, Jr., Esq.
               Facsimile Number: (703) 883-2511

     9.5  INTERPRETATION.

     When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or an Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No provision of this Agreement shall be construed to require Sterling, FirstBank NW or any of their respective Subsidiaries or affiliates to take any action that would violate any applicable Law, rule or regulation.

     9.6  COUNTERPARTS.

     This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     9.7  ENTIRE AGREEMENT.

     This Agreement (including the Disclosure Letter, documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement.

     9.8  GOVERNING LAW.

     This Agreement shall be governed and construed in accordance with the laws of the State of Washington, without regard to any applicable conflicts of law rules.

     9.9  ENFORCEMENT OF AGREEMENT.

     The parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an Injunction or Injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.10 SEVERABILITY.

     Any term or provision of this Agreement which is declared invalid or unenforceable by a court of competent jurisdiction in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     9.11 PUBLICITY.

     Except as otherwise required by Law or the rules of NASDAQ (or such other exchange on which the Sterling Common Stock may become listed), so long as this Agreement is in effect, neither Sterling nor FirstBank NW shall, or shall permit any of Sterling's Subsidiaries or representatives or FirstBank NW's Subsidiaries or representatives to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement or the Institution Merger Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

     9.12 ASSIGNMENT; LIMITATION OF BENEFITS.

     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
Except as otherwise specifically provided in Section 6.7 hereof, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, and the covenants, undertakings and agreements set out herein shall be solely for the benefit of, and shall be enforceable only by, the parties hereto and their permitted assigns.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     Sterling and FirstBank NW have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

STERLING FINANCIAL CORPORATION         FIRSTBANK NW CORP.



By/s/Harold B. Gilkey                 By /s/Clyde E. Conklin
  -----------------------------          ----------------------------
  HAROLD B. GILKEY                       CLYDE E. CONKLIN
  Chairman and Chief Executive Officer   President and Chief Executive Officer




             [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

                         GLOSSARY OF DEFINED TERMS

Acquisition Proposal has the meaning provided in Section 5.1.

Adjusted Merger Consideration has the meaning provided in Section 8.1.

Affiliate Agreement has the meaning provided in Section 6.15.

Agreement has the meaning provided in the first paragraph of page 1.

Articles of Merger has the meaning provided in Section 1.2.

Certificate has the meaning provided in Section 1.4.

Change in FirstBank NW Recommendation has the meaning provided in Section 6.3.

Closing has the meaning provided in Section 9.1.

Closing Date has the meaning provided in Section 9.1.

Code has the meaning provided in the fourth paragraph of page 1.

Confidentiality Agreement has the meaning provided in Section 6.2.

Daily Sales Price has the meaning provided in Section 8.1.

Determination Date has the meaning provided in Section 8.1.

DFI has the meaning provided in Section 3.3.

Dissenting Shareholder has the meaning provided in Section 1.4.

Dissenting Shares has the meaning provided in Section 1.4.

Effective Termination Date has the meaning provided in Section 8.1.

Effective Time has the meaning provided in Section 1.2.

Environmental Laws has the meaning provided in Section 3.15.

ERISA has the meaning provided in Section 3.11.

ERISA Affiliate has the meaning provided in Section 3.11.

Exchange Act has the meaning provided in Section 3.6.

Exchange Agent has the meaning provided in Section 2.1.

Exchange Fund has the meaning provided in Section 2.1.

FDIC has the meaning provided in Section 3.1.

Final Index Price has the meaning provided in Section 8.1.

Final Price has the meaning provided in Section 8.1.

FirstBank NW has the meaning provided in the first paragraph of page 1.

FirstBank NW Affiliate has the meaning provided in Section 6.15.

FirstBank NW Common Stock has the meaning provided in Section 1.4.

FirstBank NW Contract has the meaning provided in Section 3.12.

FirstBank NW Disclosure Letter has the meaning provided in the first paragraph of Article III.

FirstBank NW ESOP has the meaning provided in Section 1.4.

FirstBank NW Exchange Act Reports has the meaning provided in Section 3.6.

FirstBank NW Meeting has the meaning provided in Section 3.4.

FirstBank NW MRDP has the meaning provided in Section 1.4.

FirstBank NW Option has the meaning provided in Section 1.6.

FirstBank NW Section 16 Information has the meaning provided in Section 5.2.

FirstBank NW Stock Option Plan has the meaning provided in Section 1.6.

FirstBank NW Termination Fee has the meaning provided in Section 8.2.

FirstBank Northwest has the meaning provided in the third paragraph of page 1.

GAAP has the meaning provided in Section 1.12.

Governmental Entity has the meaning provided in Section 3.3.

HOLA has the meaning provided in Section 3.1.

Indemnified Parties has the meaning provided in Section 6.7.

Index Change Ratio has the meaning provided in Section 8.1.

Index Group has the meaning provided in Section 8.1.

Initial Index Price has the meaning provided in Section 8.1.

Injunction has the meaning provided in Section 7.1.

Institution Merger has the meaning provided in the third paragraph of page 1.

Institution Merger Agreement has the meaning provided in the third paragraph of page 1.

IRS has the meaning provided in Section 3.10.

Laws has the meaning provided in Section 3.3.

Loans has the meaning provided in Section 3.20.

Material Adverse Effect has the meaning provided in Section 3.1.

Merger has the meaning provided in the second paragraph of page 1.

Merger Consideration has the meaning provided in Section 1.4.

NASDAQ has the meaning provided in Section 3.4.

Option Exchange Ratio has the meaning provided in Section 1.6.

Oregon Trail Stock Option Plan has the meaning provided in Section 1.6.

OREO has the meaning provided in Section 3.16.

OTS has the meaning provided in Section 3.1.

Plans has the meaning provided in Section 3.11.

Proxy Statement/Prospectus has the meaning provided in Section 3.4.

Registration Statement has the meaning provided in Section 3.4.

Regulatory Agreement has the meaning provided in Section 3.13.

Representatives has the meaning provided in Section 5.1.

Requisite Regulatory Approvals has the meaning provided in Section 7.1.

RP Financial has the meaning provided in Section 3.7.

Rule 16(b) Insiders has the meaning provided in Section 5.2.

Sandler has the meaning provided in Section 3.7.

SEC has the meaning provided in Section 1.4.

Securities Act has the meaning provided in Section 3.6.

Sterling has the meaning provided in the first paragraph of page 1.

Sterling Change Ratio has the meaning provided in Section 8.1.

Sterling Common Stock has the meaning provided in Section 1.4.

Sterling Determination Price has the meaning provided in Section 8.1

Sterling Exchange Act Reports has the meaning provided in Section 4.6.

Sterling Savings Bank has the meaning provided in the third paragraph of page
    1.

Stock Exchange Ratio has the meaning provided in Section 1.4.

Subsidiary has the meaning provided in Section 1.4.

Superior Proposal has the meaning provided in Section 5.1.

Surviving Corporation has the meaning provided in Section 1.1.

Surviving Institution has the meaning provided in the third paragraph of page
    1.

Tax Return has the meaning provided in Section 3.10.

Taxable has the meaning provided in Section 3.10.

Taxes has the meaning provided in Section 3.10.

Trading Day has the meaning provided in Section 8.1.

Voting Agreement has the meaning provided in the sixth paragraph of page 1.

WBCA has the meaning provided in Section 1.3.

                                Exhibit 99.1

                  Joint Press Release dated June 5, 2006

                STERLING FINANCIAL CORPORATION OF SPOKANE, WA,
                  ANNOUNCES DEFINITIVE AGREEMENT TO ACQUIRE
                    FIRSTBANK NW CORP. OF CLARKSTON, WA

Spokane, WA and Clarkston, WA - June 5, 2006 -- Sterling Financial Corporation (NASDAQ: STSA) and FirstBank NW Corp. (NASDAQ: FBNW) announced today that they have signed a definitive agreement for the merger of FirstBank NW Corp. (FirstBank) with and into Sterling Financial Corporation (Sterling). This combination strengthens Sterling's leadership position in Pacific Northwest regional community banking. As a leading provider of commercial and community banking services, augmented by a strengthened branch network, premier banking products and Hometown Helpful services, this merger positions both companies for greater success, by building strength on strength.

The transaction, which is valued at approximately $169.6 million, is expected to close in the fourth quarter of 2006 (pending FirstBank shareholder and regulatory approval and other customary closing conditions). The transaction is expected to be accretive to Sterling's earnings per share in 2007. Cost savings benefits will be derived primarily from consolidations of back office operations and other related operating expenses. Sterling expects to consolidate branches in appropriate locations. These planned consolidations will avoid staff reductions, and Sterling will endeavor to ensure continuity of production staff in these communities.

Under the terms of the merger agreement, which has been unanimously approved by the Boards of Directors of both companies, each share of FirstBank common stock will be converted into the right to receive 0.7890 shares of Sterling common stock and $2.55 in cash, subject to certain conditions. Based upon Sterling's closing price on June 2, 2006 of $31.19 per share, the consideration is equivalent to $27.16 per share of FirstBank common stock.

Based upon financial data for Sterling and FirstBank as of March 31, 2006, and assuming the completion of Sterling's proposed acquisition of Lynnwood Financial Group, Inc., the financial data of which is as of December 31, 2005, the combined company will have approximately $9.2 billion in total assets, deposits of approximately $6.1 billion, and loans of $6.3 billion.

Approval of the definitive agreement by the FirstBank Board of Directors concludes a process that required the evaluation of numerous proposals from other potential acquirors, including a major shareholder of FirstBank, Crescent Capital VI, L.L.C. Each of the proposals received were evaluated by the FirstBank Board of Directors with the assistance of its counsel and financial advisors and in conjunction with FirstBank's business plan to determine the feasibility of each such proposed transaction and whether it was in the best interests of FirstBank and its shareholders.

Sterling's Chairman and Chief Executive Officer, Harold B. Gilkey, commented, "We are very pleased to welcome the employees, customers and investors of FirstBank into the Sterling family. Sterling's consistent and continued growth over the past ten years reaffirms our belief that building relationships and taking care of business one customer at a time is how community banking is done. FirstBank is a superb strategic fit for Sterling in terms of geography, demographics and client service philosophy, and represents a unique opportunity to expand our community banking franchise in our home markets. This merger also represents a growth opportunity to deepen our footprint and to provide Sterling's Hometown Helpful products and services to FirstBank's customers, while at the same time solidifying Sterling's Idaho presence and bolstering market share in the tri-state region."

According to Clyde E. Conklin, President and Chief Executive Officer of FirstBank, "We believe this combination is positive for FirstBank's customers, shareholders and employees. Sterling is highly regarded as a regional community bank that has succeeded by delivering exceptional customer service and by working closely with the communities it serves. This transaction will provide our customers and communities with greater access to Sterling's comprehensive range of community and commercial bank products, all with continuing high quality service levels. FirstBank employees should benefit from expanded resources and deeper support made available to them as part of a larger financial institution."

Commenting further, Mr. Gilkey stated, "We believe this transaction is a win-win for the shareholders of both companies. This transaction reflects our long-range strategic plan of concentrating on our core businesses, including our ability to diversify loan portfolio opportunities, and increasing deposit market share across the region."

Sterling and FirstBank will host a conference call for investors, analysts and other interested parties on Monday, June 5, 2006 at 8:30 a.m. PT (11:30 a.m.
ET). Participants will include:

         *     Harold B. Gilkey, Chairman and CEO of Sterling
         *     Clyde E. Conklin President and CEO of FirstBank
         *     Daniel G. Byrne, EVP and CFO of Sterling

Investors, analysts and other interested parties may access the teleconference at 312-470-7400 and use the password "STERLING." A replay will be available from approximately 11:00 a.m. PT on June 5, 2006 until July 6, 2006 at midnight PT. The replay number is 203-369-3089. In addition, Sterling has prepared an Investor Presentation to accompany the audio call. The presentation is available via the Internet at
www.sterlingfinancialcorporation-spokane.com.   The Investor Relations site
contains the investor presentation, as well as the link to the audio webcast for the Friday morning conference call.

FirstBank is being advised in this transaction by Sandler O'Neill & Partners, L.P. and RP Financial, LC. Sandler O'Neill & Partners, L.P. has provided advice to Sterling in the past.

ABOUT STERLING FINANCIAL CORPORATION
------------------------------------
Sterling Financial Corporation of Spokane, Washington is a bank holding company, the principal operating subsidiary of which is Sterling Savings Bank. Sterling Savings Bank is a Washington State-chartered, federally insured commercial bank, which opened in April 1983 as a stock savings and loan association. Sterling Savings Bank, based in Spokane, Washington, has financial service centers throughout Washington, Oregon, Idaho and Montana. Through Sterling Saving Bank's wholly owned subsidiaries, Action Mortgage Company and INTERVEST-Mortgage Investment Company, it operates loan production offices in Washington, Oregon, Idaho, Montana, Arizona, Utah and California. Sterling Savings Bank's subsidiary, Harbor Financial Services, provides non-bank investments, including mutual funds, variable annuities and tax-deferred annuities and other investment products, through regional representatives throughout Sterling Savings Bank's branch network.

ABOUT FIRSTBANK NW CORP
-----------------------
FirstBank NW Corp. is a savings and loan holding company for FirstBank Northwest, which offers various banking services in Washington, Idaho and Oregon. FirstBank's deposit instruments include NOW, money market deposit and regular savings accounts; treasury, taxes and loans accounts for local businesses; certificates of deposit; retirement savings plans; and securities sold under agreements to repurchase. FirstBank also originates residential mortgage, commercial, agricultural real estate, construction, consumer, home equity, auto dealer and other non real estate loans. In addition, it invests in mortgage-backed and investment securities. Currently, FirstBank operates eight depository offices in Idaho, three in Washington and nine in Oregon. It also operated six real estate loan production centers and five commercial and agricultural production centers. FirstBank NW Corp., formerly known as FirstBank Corp., was founded in 1920 and is based in Clarkston, Washington.

ADDITIONAL INFORMATION AND WHERE TO FIND IT
-------------------------------------------
Sterling intends to file with the Securities and Exchange Commission a registration statement on Form S-4, and FirstBank expects to mail a proxy statement/prospectus to its security holders, containing information about the transaction. Investors and security holders of Sterling and FirstBank are urged to read the proxy statement/prospectus and other relevant materials when they become available because they will contain important information about Sterling, FirstBank and the proposed merger. In addition to the registration statement to be filed by Sterling and the proxy statement/prospectus to be mailed to the security holders of FirstBank, Sterling and FirstBank file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Investors and security holders may obtain a free copy of the proxy statement/prospectus and other relevant documents (when they become available) and any other documents filed with the Securities and Exchange Commission at its website at www.sec.gov. The documents filed by Sterling may also be obtained free of charge from Sterling by requesting them in writing at Sterling Financial Corporation, 111 North Wall Street, Spokane, WA 99201, or by telephone at (509) 227-5389. In addition, investors and security holders may access copies of the documents filed with the Securities and Exchange Commission by Sterling on its website at www.sterlingfinancialcorporation-spokane.com. The documents filed by FirstBank may also be obtained by requesting them in writing at FirstBank NW Corp., 1300 16th Avenue, Clarkston, WA 99403 or by telephone at (509) 295-5100. In addition, investors and security holders may access copies of the documents filed with the Securities and Exchange Commission by FirstBank on its website at www.fbnw.com.

Sterling, FirstBank and their respective officers and directors may be deemed to be participants in the solicitation of proxies from the security holders of FirstBank with respect to the transactions contemplated by the proposed merger. Information regarding Sterling's officers and directors is included in Sterling's proxy statement for its 2006 annual meeting of shareholders filed with the Securities and Exchange Commission on March 24, 2006. Information regarding FirstBank's officers and directors is included in FirstBank's proxy statement for its 2005 annual meeting of shareholders filed with the Securities and Exchange Commission on June 17, 2005. A description of the interests of the directors and executive officers of Sterling and FirstBank in the merger will be set forth in FirstBank's proxy statement/prospectus and other relevant documents filed with the Securities and Exchange Commission when they become available.

FORWARD-LOOKING STATEMENTS
--------------------------
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about: (i) the benefits of the merger between Sterling and FirstBank, including future financial and operating results, cost savings enhancements to revenue and accretion to reported earnings that may be realized from the merger; (ii) Sterling's and FirstBank's plans, objectives, expectations and intentions and other statements contained in this presentation that are not historical facts; and
(iii) other statements identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," or words of similar meaning generally intended to identify forward-looking statements. These forward-looking statements are based upon the current beliefs and expectations of the management of Sterling and FirstBank, and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements because of numerous possible uncertainties.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the businesses of Sterling and FirstBank may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; (2) the expected growth opportunities or cost savings from the merger may not be fully realized or may take longer to realize than expected; (3) operating costs, customer losses and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected;
(4) governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger; (5) the shareholders of FirstBank may fail to approve the merger; (6) adverse governmental or regulatory policies may be enacted; (7) the interest rate environment may further compress margins and adversely affect net interest income; (8) results may be adversely affected by continued diversification of assets and adverse changes to credit quality; (9) competition from other financial services companies in Sterling's and FirstBank's markets could adversely affect operations; and (10) an economic slowdown could adversely affect credit quality and loan originations. Additional factors, that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in Sterling's and FirstBank's reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available on the SEC's website at www.sec.gov. The documents filed by Sterling, may also be obtained free of charge from Sterling by requesting them in writing at Sterling Financial Corporation, 111 North Wall Street, Spokane, WA 99201, or by telephone at (509) 227-5389. In addition, investors and security holders may access copies of the documents filed with the Securities and Exchange Commission by Sterling on its website at www.sterlingfinancialcorporation-spokane.com. The documents filed by FirstBank may also be obtained by requesting them in writing at FirstBank NW Corp., 1300 16th Avenue, Clarkston, WA 99403 or by telephone at (509) 295-5100. In addition, investors and security holders may access copies of the documents filed with the Securities and Exchange Commission by FirstBank on its website at www.fbnw.com.

Sterling and FirstBank caution that the foregoing list of factors is not exclusive. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to Sterling or FirstBank or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Sterling and FirstBank do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

Investor Contacts:        Sterling Financial Corporation
                          Harold B. Gilkey
                          Chairman and Chief Executive Officer
                          509-354-8186

                          Sterling Financial Corporation
                          Daniel G. Byrne
                          EVP, Chief Financial Officer
                          509-458-3711

                          Marie Hirsch
                          AVP, Director of Investor Relations
                          509-354-8165

Media Contacts:           Jennifer Lutz
                          Public Relations Specialist
                          509-458-2711 Extension 6545

FirstBank Contact:        FirstBank NW Corp.
                          Clyde E. Conklin
                          President and Chief Executive Officer
                          509-295-5100

                          Larry K. Moxley
                          EVP Chief Financial Officer
                          509-295-5100

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